EXHIBIT 10.1
205 DEMONBREUN REALTY HOLDING COMPANY LLC
LIMITED LIABILITY COMPANY AGREEMENT
DATED AS OF JULY 18, 2014

LIMITED LIABILITY COMPANY AGREEMENT OF 205 DEMONBREUN REALTY HOLDING COMPANY LLC (the “Company”), dated as of July 18, 2014, by and among WMG REALTY HOLDING COMPANY LLC, a Delaware limited liability company (“Common Member”), and QARTH HOLDINGS NT-II, LLC, a Delaware limited liability company (“Preferred Member”), and such other persons as shall hereinafter become members as hereinafter provided (Common Member and Preferred Member, each a “Member” and, collectively, the “Members”).
Preliminary Statement
WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the filing of a Certificate of Formation in the office of the Secretary of State of the State of Delaware on February 11, 2014 (the “Certificate”); and
WHEREAS, the Members desire to enter into this Agreement to provide for the regulation and establishment of the affairs of the Company, the conduct of the Company’s business and the relations among them as Members of the Company.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
Agreement
ARTICLE I
Definitions
Section 1.1    Definitions. The following terms shall have the following meanings for purposes of this Agreement:
“Additional Member” means each Member that is admitted to the Company after the Wipeout Date.
“Affiliate” means, with respect to any Person, any other Person who Controls, is Controlled by or is under common Control with such Person. For purposes hereof, each of (i) the Common Member Principals, (ii) the initial Property Manager, (iii) the initial Parking Manager, (iv) the initial Construction Manager and (v) the initial Architect is deemed an Affiliate of Common Member.
“Agreement” means this Limited Liability Company Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.
“Appraisal Notice” has the meaning set forth in Section 10.6(d).
“Appraised Value” means the sum of the values of the Company Assets (i) as determined by agreement between Preferred Member and Common Member within twenty (20) Business Days after the date of an Appraisal Notice or (ii) failing such agreement, as determined by an Appraiser appointed by agreement between Preferred Member and Common Member within ten (10) Business Days of the expiration of the twenty (20) Business Day period during which Preferred Member and Common Member attempt to jointly determine the Appraised Value or (iii) failing such agreement to appoint, as determined by an Appraiser appointed by agreement between two other Appraisers, one of whom shall be appointed by Preferred Member and one shall be appointed by Common Member. The Appraiser will determine (and will be instructed by the Members to determine) the Appraised Value by deriving the fair market value of the Company Assets utilizing customary appraisal methodology.
“Appraiser” means a certified member of the Appraisal Institute with a national practice who has at least ten (10) years’ standing and established experience in appraising properties of the same type and in the geographic area as any Company Assets that are the subject of such appraisal.
“Approved Fund” means any Fund (defined as any Person (other than an individual) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business) that is administered or managed by (a) an Affiliate of a Preferred Member or (b) an entity or an Affiliate of an entity that administers or manages Preferred Member.
“Architect” means (i) initially, Loewenberg Architect LLC, an Illinois limited liability company; or (ii) upon the removal or resignation of the initial Architect as a result of (x) a material default by the initial Architect after the lapse of any applicable notice and cure periods under the Architect Agreement, (y) to the extent applicable, the exercise by Preferred Member of the rights afforded to it pursuant to Section 4.3(c) in connection with a material default by the initial Architect after the lapse of any applicable notice and cure periods under the Architect Agreement, or (z) the occurrence of a Material Non-Compliance Event or the removal of Common Member as Manager hereunder, any successor Architect designated and appointed by Preferred Member; or (iii) upon the removal or resignation of the initial Architect for any reason other than those set forth in the foregoing clause (ii), any successor Architect designated by the Manager and approved by the Members (provided, however, that Preferred Member shall be deemed to have approved any successor Architect that is an architectural company that has provided architectural services for no less than ten (10) high rise residential construction projects in the United States of similar design and complexity as the Property and with no less than two thousand (2,000) residential units (each, a “Pre-Approved Architect”)).
“Architect Agreement” means that certain Standard Form of Agreement between Owner and Architect dated August 8, 2013, by and between the Company and the Architect.
“Authorized Person” has the meaning set forth in Section 4.4(a).
“Bankruptcy Event” means, with respect to any Person, (i) the voluntary or involuntary commencement of a case by or against such Person under Title 11 of the United States Code (the “Bankruptcy Code”) or any under any bankruptcy, insolvency, reorganization, debt arrangement, dissolution or similar provision of state law now or hereafter in effect; (ii) the consent by such Person to any such case or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person; (iii) such Person makes a general assignment for the benefit of creditors or agrees to a similar procedure under state law; (iv) the entry of an order for relief under the Bankruptcy Code against such Person; (v) the imposition of a judicial or statutory lien on all or a substantial part of such Person’s assets, if such lien is not discharged (whether by bonding or otherwise) within one hundred twenty (120) days after the imposition thereof; and/or (vi) such Person or its board of directors, members, partners or managers shall vote to implement, or otherwise consent to, any of the foregoing. Notwithstanding the preceding sentence, the involuntary commencement of a bankruptcy case under the Bankruptcy Code shall not be deemed a “Bankruptcy Event” if such case was not directly or indirectly solicited by or on behalf such Person and such case is dismissed ninety (90) days after the filing of the involuntary petition for relief.
“Book Basis” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:
(i)    The initial Book Basis of any asset contributed by a Member to the Company shall be the gross fair market value of such asset.
(ii)    The Book Basis of the Company Assets shall be adjusted to equal their respective gross fair market values if the Manager determines (subject to Preferred Member consent) to restate Capital Accounts in accordance with the Regulations.
(iii)    The Book Basis of any item of Company Assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Manager (subject to Preferred Member consent).
(iv)    The Book Basis of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraphs (vi) of the definitions of “Net Profits” and “Net Losses” herein; provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
If the Book Basis of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
“Broker” means, collectively, Jones Lang LaSalle, SilverPeak Real Estate Partners and Masood Bhatti.
“Budget and Plan” means (i) prior to Substantial Completion, the comprehensive budget and plan for the development and construction of the Improvements, including (a) a reasonably detailed categorization of all hard costs and soft costs to be incurred in connection therewith, and (b) a schedule for the construction and development of the Improvements, and (ii) from and after Substantial Completion, the comprehensive budget and plan for the operation, capital expenditures, marketing and lease-up of the Property, including (w) a schedule for the marketing and initial lease-up of the Property, (x) a marketing plan for the rental of the Property or any portion thereof (including the Parking Facility), (y) the initial leasing plan for the Property

(including the Parking Facility) and (z) a capitalization plan for the Property, in each case as modified from time to time in accordance with Section 4.5.
“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are closed for commercial banking business.
“Capital Account” means, when used with respect to any Member, the capital account maintained for such Member in accordance with Section 5.4 hereof, as such capital account may be increased or decreased from time to time pursuant to the provisions of Section 5.4.
“Capital Contributions” means the amount of money and/or the agreed upon net fair market value of property contributed to the Company by a Member or its predecessor in interest on the date of contribution and shall include the contributions of such Member made pursuant to Sections 4.11(c), 5.1 and 10.1(c) (but specifically excluding Protective Contributions made by Preferred Member pursuant to Section 5.2).
“Capital Event” means any (i) direct or indirect exchange, sale, transfer or other disposition or liquidation of the Property or any interest therein other than tangible personal property that is not sold or transferred in connection with the sale or transfer of real property or a leasehold interest in real property and is otherwise sold or transferred in the ordinary course of business to an unaffiliated third party, master leases and ground leases for all or substantially all of the Property, but excluding leases for space in the Property, (ii) condemnation or deed-in-lieu of condemnation of the Property or any material portion thereof, (iii) casualty with respect to the Property or any material portion thereof, or (iv) refinancing of the Senior Loan or any other indebtedness that results in proceeds in excess of the sum of (a) the amount of the Senior Loan or other indebtedness then being refinanced, and (b) costs and reserves relating to such refinancing.
“Certificate” has the meaning set forth in the preliminary statement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.
“Common Member” has the meaning set forth in the caption to this Agreement.
“Common Member Affiliate Agreement” has the meaning set forth in Section 4.3(c).
“Common Member’s knowledge,” or “to the knowledge of Common Member,” or, during such time as Common Member is serving as Manager hereunder, “to the Manager’s knowledge,” or “to the knowledge of the Manager” means the actual knowledge, without further investigation or inquiry, of each of the Common Member Principals without regard to the knowledge (actual or implied) of any current or former employees, agents or contractors of Common Member.

“Common Member Operating Agreement” means the limited liability company agreement of Common Member, as may be amended, restated, supplemented and/or otherwise modified from time to time.
“Common Member Principals” means (i) initially, each of James Loewenberg, Joel M. Carlins and David J. Carlins, or (ii) upon the departure for any reason of any of the initial Common Member Principals, a qualified individual nominated by Common Member and approved by Preferred Member in its reasonable discretion within thirty (30) days after such departure.
“Company” has the meaning set forth in the caption to this Agreement.
“Company Assets” means any and all real property, personal property and other assets directly or indirectly owned by the Company or any Subsidiary, including the Property.
“Company Nonrecourse Debt” has the meaning given the term “nonrecourse liability” in Regulation § 1.752‑1(a)(2).
“Company Nonrecourse Deductions” has the meaning given the term “nonrecourse deductions” in Regulation § 1.704-2(b)(1) and Regulation § 1.704-2(b)(2). The amount of Company Nonrecourse Deductions for a Fiscal Year is determined in accordance with Regulation § 1.704‑2(c).
“Completion Guaranty” has the meaning set forth in Section 4.10(c)(i).
“Construction Consultant” has the meaning set forth in Section 4.3(e).
“Construction Contract” means that certain Guaranteed Maximum Price Agreement, dated as of the date hereof, by and between Contractor and the Company, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.
“Construction Manager” means (i) initially, Magellan Project Services LLC, an Illinois limited liability company; or (ii) upon the removal or resignation of the initial Construction Manager as a result of (x) a material default by the initial Construction Manager after the lapse of any applicable notice and cure periods under the Development Management Agreement, (y) to the extent applicable, the exercise by Preferred Member of the rights afforded to it pursuant to Section 4.3(c) in connection with a material default by the initial Construction Manager after the lapse of any applicable notice and cure periods under the Development Management Agreement, or (z) the occurrence of a Material Non-Compliance Event or the removal of Common Member as Manager hereunder, any successor Construction Manager designated and appointed by Preferred Member; or (iii) upon the removal or resignation of the initial Construction Manager for any reason other than those set forth in the foregoing clause (ii), any successor Construction Manager designated by the Manager and approved by the Members (provided, however, that Preferred Member shall be deemed to have approved any successor Construction Manager that is a real estate company or construction management company that has developed or managed no less than ten (10) high rise residential construction projects within the United States of similar design and complexity as the Property and with no less than two thousand (2,000) residential units (each, a “Pre-Approved Construction Manager”)).
“Contractor” means James McHugh Construction Co., an Illinois corporation.
“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Critical Decision Request” means a written request from the Manager for approval of any of any of the following matters: change orders, changes in scope of construction work, change to the Budget and Plan, approval of application or reallocation of contingency, approval of senior lender draws, waiver of insurance or bonding requirements or any other matter reasonably believed by the Manager to require immediate action by the Company, which request shall include the following statement set forth in all capital letters: “NOTE: PREFERRED MEMBER’S FAILURE TO RESPOND TO THIS NOTICE WITHIN [INSERT FOR FIRST REQUEST: THREE (3) BUSINESS DAYS] [INSERT FOR SECOND REQUEST: TWO (2) BUSINESS DAYS] [INSERT FOR THIRD REQUEST: ONE (1) BUSINESS DAY] FOLLOWING PREFERRED MEMBER’S RECEIPT SHALL BE DEEMED APPROVAL OF THE MATTER SUBMITTED FOR APPROVAL.”
“Current Rate” means thirteen percent (13%) per annum; provided that upon the occurrence and during the continuance of a Material Non-Compliance Event, the Current Rate shall be increased to nineteen percent (19%) per annum. In no event shall the Current Rate be greater than the maximum amount allowed by law.
“Current Return” means a return accruing on the Net Preferred Equity Investment from and after the date hereof until repaid in accordance with this Agreement. The Current Return shall accrue on a daily basis and compound monthly, and be calculated by adding, for each day in the period for which the calculation is being made, an amount equal to the product of (i) the applicable Current Rate divided by three hundred sixty (360), multiplied by (ii) the Net Preferred Equity Investment as of such date. The determination of the Current Return shall be definitively calculated in good faith by the Preferred Member, who shall provide notice thereof, in reasonable detail, to the Company promptly upon completion of such calculation.
“Current Return Reserve” has the meaning set forth in Section 10.1(a).
“Deferred Return” means, as of any date of determination, the excess of the accrued and unpaid Preferred Equity Total Return minus the accrued and unpaid Current Return.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Manager and reasonably approved by Preferred Member.
“Desired Tax Classification” has the meaning set forth in Section 4.9.
“Development Fee” has the meaning set forth in Section 4.10(e).
“Development Management Agreement” means that certain Development Management Agreement, dated as of the date hereof, by and between the Company and the Construction Manager.
“Distribution” means any cash, securities, property or other assets distributed to a Member by the Company.
“Distribution Date” means the first (1st) day of every calendar month occurring while any portion of the Preferred Member Interest remains outstanding; provided, however, that if such day is not a Business Day, then the Distribution Date shall be the next Business Day.
“Draw Package” means the draw package constituting the documents and other items set forth on Schedule 6.9(b) hereto. Common Member shall submit each Draw Package in accordance with the provisions of Section 6.9.
“Eligible Assignee” means (a) an Affiliate of Preferred Member and (b) an Approved Fund.
“Environmental Indemnity” has the meaning set forth in Section 4.10(c)(iii).
“Escrow Agreement” means that certain Construction Loan Escrow Agreement, dated as of the date hereof, among the Title Company, the Company and Senior Lender, as the same may be amended, modified, restated or supplemented from time to time.
“Excess Cash” has the meaning set forth in Section 10.1(c).
“Exercise Date” has the meaning set forth in Section 10.6(c).
“Exit Amount” means an amount equal to one percent (1%) of the Preferred Equity Investment, payable to Preferred Member in accordance with this Agreement.
“First Option to Extend” has the meaning set forth in Section 10.3(c).
“Fiscal Year” means the fiscal year for the Company that is designated by the Members. As of the date hereof, the Fiscal Year is a calendar year.
“Giarratana Principal” means (i) initially, Anthony D. Giarratana, or (ii) if the initial Giarratana Principal at any time fails to (a) exclusively Control SoBro Development Company LLC (including with respect to the granting or withholding of all consents, approvals and other decisions required or permitted to be given or made by SoBro Development Company

LLC under the Common Member Operating Agreement) or (b) serve as a manager appointed to the board of managers of Common Member with the right to participate in the management of the business and affairs of Common Member (including with respect to Major Actions and Construction Major Actions (as such terms are defined and used in the Common Member Operating Agreement), a qualified individual nominated by Common Member and approved by Preferred Member in its reasonable discretion within thirty (30) days after any such failure.
“Governmental Entity” means any court, tribunal, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign.
“Guarantor” means, individually or collectively as the context may require, (i) initially, each of Elcano II LLC, an Illinois limited liability company, and DJ2 LLC, an Illinois limited liability company, or (ii) any creditworthy entity nominated by Common Member that is able to demonstrate (including by furnishing financial statements reasonably requested by Preferred Member that reflect the true, correct and complete financial condition of such entity) to Preferred Member’s satisfaction that such entity (a) complies (and will continue to comply) with the covenants relating to Net Worth and Liquidity set forth in Section 11.3 applicable to such replacement Guarantor and (b) is capable in all respects of satisfying the applicable obligations of such Guarantor under this Agreement and each Guaranty to which it is a party.
“Guaranty” means, as the context may require, any one of, or each of, the Completion Guaranty, the Non-Recourse Carveout Guaranty and the Environmental Indemnity.
“Improvements” means the improvements to be constructed on the Property in accordance with the Plans and Specifications.
“Intent to Cure Notice” has the meaning set forth in Section 4.3(d).
“Interest” means the interest of a Member in the Company, including the right of such Member in the capital, profits and losses of, and Distributions from, the Company, and the right of such Member to any and all benefits to which such Member may be entitled under this Agreement (including the Preferred Member Interest).
“Liquidator” means (i) the Manager or (ii) such other Person who is appointed by the Manager in accordance with applicable law to take all actions related to the winding up of the Company’s business and the distribution of the Company’s assets.
“Liquid Assets” has the meaning set forth in Section 11.3.
“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as it may be amended from time to time, and any successor to such statute.
“Magellan SoBro” means Magellan SoBro Company LLC, an Illinois limited liability company and a member of Common Member.
“Major Decisions” has the meaning set forth in Section 4.1(a).

“Manager” has the meaning set forth in Section 4.1(a).
“Manager Change of Control” means either of the following events or occurrences: (i) Common Member resigns as the Manager; or (ii) any breach of the covenants contained in Sections 12.2(c) or 12.2(d).
“Manager Default” means:
(i) the commission by (or at the direction of) any of the Manager, Common Member or any of the Common Member Principals of fraud, willful misconduct or gross negligence in the performance of its duties and obligations under this Agreement, in each case (and to the extent applicable) subject to a Non-Executive Cure Right;
(ii) Preferred Member notifies the Manager of the Manager’s or Common Member’s failure to perform any of its obligations under this Agreement (other than a failure that constitutes a Material Non-Compliance Event) and such failure has not been cured within thirty (30) days after such notice; provided, however, that if such default is incapable of being cured within such thirty (30) day period and the Manager has undertaken (within such period) and continues to diligently conduct all measures that are necessary to remedy such failure (as determined by Preferred Member), such thirty-day cure period shall be extended for an additional sixty (60) days;
(iii) subject to the proviso at the end of this clause (iii), any of the Common Member Principals being indicted for a felony involving dishonesty or moral turpitude (as defined by the United States Department of State, or its successor, in connection with immigration matters) (provided, however, that any indictment of a Common Member Principal that would otherwise constitute a Manager Default pursuant to this clause (iii) shall not constitute a Manager Default so long as each of the following conditions are satisfied: (x) Common Member (or an Affiliate thereof) indemnifies the Company and Preferred Member for one hundred percent (100%) of any and all losses (including reasonable attorneys’ fees) sustained or incurred by the Company and Preferred Member as a direct or indirect result of such indictment (including as a direct or indirect result of the circumstances underlying the indictment) within fifteen (15) days after request by the Company or Preferred Member therefor, (y) Common Member causes the removal (at its sole expense) of all persons (including the applicable Common Member Principal(s)) involved in the circumstances underlying the indictment from all involvement with the Company or the Company Assets within thirty (30) days after the date of the indictment, and (z) no more than two indictments of any Common Member Principals have previously occurred that would have constituted a Manager Default but for the application of this proviso);
(iv) the occurrence of any Manager Change of Control; or
(v) (a) any Bankruptcy Event with respect to the Manager or (b) any Bankruptcy Event with respect to any Person Controlling the Manager or any of the Common Member Principals solely to the extent that such Bankruptcy Event causes (or, based on any legal theories then subscribed to by federal courts exercising bankruptcy jurisdiction, would reasonably be likely to cause) the substantive consolidation of the assets and liabilities of any such Person with those of the Manager and/or the Company.
“Material Non-Compliance Event” has the meaning set forth in Section 10.5.
“Member” has the meaning set forth in the caption to this Agreement.
“Member Nonrecourse Debt” means a nonrecourse debt of the Company within the meaning of Section 1.704-2(b)(4) of the Regulations.
“Member Nonrecourse Deductions” means the items of loss, deduction, and expenditure attributable to Member Nonrecourse Debt within the meaning of Section 1.704-2(i)(2) of the Regulations.
“Monthly Payment” has the meaning set forth in Section 10.1(b).
“Net Capital Proceeds” means the sum of (i) the gross proceeds received by the Company from a Capital Event, (ii) the amount of any Capital Contributions made by Common Member pursuant to Section 4.11(c), and (iii) any reduction in Reserves previously established from Net Capital Proceeds, less the sum of (a) all costs and expenses incurred in connection therewith, (b) the principal of and interest on any indebtedness of the Company (including the Senior Loan) that is then required to be and is paid, in whole or part, with such proceeds, and (c) any additions to Reserves from such proceeds or any such Reserves that the Manager reinvests in the Company.
“Net Cash Flow” means, for the period commencing on the first day of each calendar month and ending on the last day of each calendar month, the sum of (i) any cash receipts of the Company during such period from all operating sources other than Capital Contributions and Net Capital Proceeds, and (ii) any reduction in Reserves established from such receipts in prior fiscal periods; less the sum of (a) all cash disbursements for operations of the Company during such fiscal period, including disbursements for operating expenses and debt service, but excluding cash disbursements paid out of Reserves and Capital Contributions and Net Capital Proceeds and distributions to the Members, and (b) additions to Reserves (other than from Net Capital Proceeds) during such period.
“Net Losses” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of loss and deduction for such year or other period over (b) the Company’s items of income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(i)    Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Losses, will be considered an item of income.
(ii)    Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii)    Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Regulations Section 1.704 1(b)(2)(iv)(f) shall constitute an item of income or loss, respectively.
(iv)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704 1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Losses, will be considered an item of deduction.
(v)    In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.
(vi)    To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Losses.
(vii)    Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Losses.
The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.
“Net Operating Income” means, for any period, Gross Revenues for such period minus Operating Expenses for such period, computed, for all purposes hereunder, as follows (capitalized terms used but not otherwise defined in this definition of “Net Operating Income” shall have the meanings given to such terms in the Senior Loan Agreement):
(i)    Gross Revenues shall be projected for the twelve (12) month period following the last day of the applicable calendar quarter, computed on a trailing three-month annualized basis, and shall (1) specifically exclude Rents from (v) retail Tenants that have not physically occupied their leased premises under a Retail Lease for at least ninety (90) days, (w) Tenants that are in default of their rental obligations and have been in default for greater than thirty (30) days, (x) Tenants under month‑to‑month tenancies under a Retail Lease, and (y) Tenants under a Retail Lease, who are the subject of any voluntary or involuntary bankruptcy, insolvency, liquidation, reorganization or similar proceeding, and (2) be adjusted based on an occupancy rate equal to the lesser of (x) the Property’s actual occupancy rate, and (y) a ninety-five percent (95%) occupancy rate, and (3) exclude percentage rents; and
(ii)    Operating Expenses shall be determined for the twelve (12) month period trailing the last day of the applicable calendar quarter, and shall (1) include a capital expenditure reserve of Two Hundred Dollars ($200) per Unit per year, and (2) include a management fee equal to the greater of the Property’s actual management fee or three percent (3%) of Gross Revenues; provided that Operating Expenses shall be reduced proportionately in the event that Gross Revenues are limited to an occupancy rate of ninety-five percent (95%).
“Net Preferred Equity Investment” means, as of any date of determination, an amount equal to the Preferred Equity Investment, reduced by (i) all distributions made pursuant to Section 6.5(e) or all distributions pursuant to Section 10.6(d)(i)(3) to the extent made in respect of clause (vii) of the definition of “Wipeout Preferred Amount”, and (ii) any payment actually made pursuant to Sections 10.1(d), 10.1(e), 10.3(c)(vii), 10.3(d)(vii), 10.3(a) or 10.4(a)(ii).
“Net Profits” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of income and gain for such year or other period over (b) the Company’s items of deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(i)    Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Profits, will be considered an item of income.
(ii)    Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.
(iii)    Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Regulations Section 1.704 1(b)(2)(iv)(f) shall constitute an item of income or loss, respectively.
(iv)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704 1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits, will be considered an item of deduction.
(v)    In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.
(vi)    To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits.

(vii)    Notwithstanding any other provision of this Paragraph, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 of this Agreement shall not be taken into account in computing Net Profits.
The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 of this Agreement shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.
“Net Worth” has the meaning set forth in Section 11.3.
“Non-Executive Cure Right” means that an action or omission taken or omitted by any employee or agent of a Person (which action would otherwise constitute a Manager Default) shall not constitute a Manager Default so long as the following conditions are satisfied:
(a)    such employee or agent was not any of the Common Member Principals;
(b)    such action or omission was not committed at the direction of, or with the knowledge of, or as a result of the grossly negligent supervision of, any of the Common Member Principals;
(c)    Common Member or an applicable Affiliate causes the full restitution to the Company of any and all losses sustained by the Company as a result of such action or omission within ten (10) Business Days after any Common Member Principal acquires knowledge of such action or omission;
(d)    within one (1) Business Day after the date that a Common Member Principal acquires knowledge of such action or omission, and subject to compliance with all relevant local employment laws, Common Member or its applicable Affiliate causes the removal (at its sole expense) of all Persons who took or omitted to take such action (as applicable) from all involvement with the Company or the Company Assets; and
(e)    no more than two actions or omissions have previously occurred that would have constituted a Manager Default but for the Manager’s Non-Executive Cure Right.
“Non-Recourse Carveout Guaranty” has the meaning set forth in Section 4.10(c)(ii).
“Objection Notice” has the meaning set forth in Section 4.5(b).
“Out-of-Balance” means, with respect to the Improvements, as of any date of determination, the aggregate amount of costs of the Improvements remaining to be paid as of such date exceeds the sum of (a) the balance of the Preferred Equity Investment Reserve as of such date, plus (b) cash on hand at the Company as of such date that is not otherwise obligated to be distributed or reserved hereunder, plus (c) the unused commitment of the Senior Loan as of such date; provided, however, that the Manager may apply amounts from a related “contingency” line item to a line item that would otherwise show a deficit (i) without Preferred Member’s consent solely in the event that the amount reallocated does not exceed one hundred twenty five percent (125%) of the cost to complete based on the percentage of construction trade items completed to date (provided, further, that Common Member must specifically illustrate in each monthly Draw Package all such reallocations of any line items), or (ii) with Preferred Member’s consent (in its sole and absolute discretion) if the amount reallocated exceeds one hundred twenty five percent (125%) of the cost to complete based on the percentage of construction trade items completed to date. Further, the Manager may apply amounts from another line item to a line item that would otherwise show a deficit if Common Member reasonably demonstrates to Preferred Member that the reduced line item retains a sufficient amount to cover all estimated expenses for such line item and Preferred Member is reasonably satisfied that the Manager has shown demonstrable cost savings for such line item; provided, however, that in the event the Improvements are Out-of-Balance, Common Member may, to the extent possible and permitted by the Senior Loan Documents, deposit an amount of cash sufficient to place Improvements “in balance”.
“Parking Facility” means that certain parking facility consisting of approximately 516 parking spaces located at the Property.
“Parking Management Agreement” has the meaning set forth in Section 4.10(b).
“Parking Manager” means (i) initially, Premier Parking of Tennessee, LLC; or (ii) upon the removal or resignation of the initial Parking Manager as a result of (x) a material default by the initial Parking Manager after the lapse of any applicable notice and cure periods under the Parking Management Agreement, (y) to the extent applicable, the exercise by Preferred Member of the rights afforded to it pursuant to Section 4.3(c) in connection with a material default by the initial Parking Manager after the lapse of any applicable notice and cure periods under the Parking Management Agreement, or (z) the occurrence of a Material Non-Compliance Event or the removal of Common Member as Manager hereunder, any successor Parking Manager designated and appointed by Preferred Member; or (iii) upon the removal or resignation of the initial Parking Manager for any reason other than those set forth in the foregoing clause (ii), any successor Parking Manager designated by the Manager and approved by the Members (provided, however, that Preferred Member shall be deemed to have approved any successor Parking Manager that is a real estate company or property manager that has managed no less than two thousand five hundred (2,500) parking space units within the United States (each, a “Pre-Approved Parking Manager”)).
“Permitted Transfer” shall mean, in each instance:
(a)    with respect to Preferred Member, any direct or indirect Transfer, in whole or in part, so long as Preferred Member’s direct Interest in the Company is held by one or more Eligible Assignees;
(b)    with respect to Common Member, any direct or indirect Transfer of an interest in Common Member (as opposed to a direct Transfer of Common Member’s Interest in the Company), in whole or in part, (i) between the members of Common Member (including the exercise of the buy/sell provisions set forth in the Common Member Operating Agreement) or (ii) as to the interests in Common Member held by Wanxiang America Real Estate Group LLC, an Illinois limited liability company, any pledge of such interests in favor of one or more lenders of any Affiliate of Wanxiang America Real Estate Group LLC (provided that such lender(s) shall have no right to be admitted as a member of Common Member), in each case so long as any such Transfer (x) is not prohibited under the terms of the Senior Loan Documents and (y) does not result in a Manager Change of Control;
(c)    any Transfer made pursuant to, and in accordance with, Section 4.11; and
(d)    with respect to members of Common Member, any Transfer of an equity interest in any Upstream Owner to (i) another Upstream Owner, (ii) an Affiliate of the transferring member, or (iii) a third party, in each case so long as any such Transfer (x) is not prohibited under the terms of the Senior Loan Documents and (y) does not result in a Manager Change of Control. As used herein, the term “Upstream Owner” shall mean any Person having a direct or indirect legal, beneficial or other ownership interest in Common Member (e.g., if Common Member is a limited liability company, and one of Common Member’s members is a limited partnership, whose partner is a corporation, then such limited partnership, corporation and the shareholders of such corporation would each be an Upstream Owner).
“Person” or “person” means an individual, corporation, association, partnership, limited liability company, trust, joint venture, business trust or unincorporated organization or other entity or organization, or a Governmental Entity.
“Plans and Specifications” means, collectively, the plans, specifications, construction plan and timetable prepared with respect to the Improvements and set forth in the Budget and Plan, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, all of which plans and specifications describe and show the construction of the Improvements and the labor and materials necessary for the construction thereof.
“Post-Wipeout Contributions” means all Capital Contributions made to the Company after the Wipeout Date.
“Pre-Approved Architect” has the meaning set forth in clause (iii) of the definition of “Architect”.
“Pre-Approved Construction Manager” has the meaning set forth in clause (iii) of the definition of “Construction Manager”.
“Pre-Approved Parking Manager” has the meaning set forth in clause (iii) of the definition of “Parking Manager”.
“Pre-Approved Property Manager” has the meaning set forth in clause (iii) of the definition of “Property Manager”.
“Preferred Equity Disbursement” has the meaning set forth in Section 6.9(a).
“Preferred Equity Extension Yield” means, as of the last day of the last full calendar month prior to the applicable extension date, the ratio, expressed as a percentage, of (i) the Net Operating Income to (ii) the sum of (a) the Net Preferred Equity Investment and (b) the then outstanding Senior Loan Amount.

“Preferred Equity First Extended Redemption Date” means the day that is the one (1) year anniversary of the Preferred Equity Original Redemption Date (or, if such day is not a Business Day, the immediately succeeding Business Day).
“Preferred Equity Investment” means the sum of Preferred Member’s Capital Contributions made (or deemed made) pursuant to the terms and provisions of this Agreement.
“Preferred Equity Investment Reserve” has the meaning set forth in Section 6.9(a).
“Preferred Equity Original Redemption Date” means the third (3rd) anniversary of the date hereof (or, if such day is not a Business Day, the immediately succeeding Business Day).
“Preferred Equity Redemption Amount” means, as of any date of determination, an amount equal to the sum of (i) the Net Preferred Equity Investment as of such date, plus (ii) any accrued and unpaid Preferred Equity Total Return as of such date, plus (iii) any outstanding Protective Contributions (including any accrued and unpaid return thereon) as of such date, plus (iv) the Exit Amount.
“Preferred Equity Redemption Date” means, as the context may require, the Preferred Equity Original Redemption Date, the Preferred Equity First Extended Redemption Date or the Preferred Equity Second Extended Redemption Date.
“Preferred Equity Second Extended Redemption Date” means the day that is the one (1) year anniversary of the Preferred Equity First Extended Redemption Date (or, if such day is not a Business Day, the immediately succeeding Business Day).
“Preferred Equity Total Rate” means fourteen percent (14%) per annum; provided that upon the occurrence and during the continuance of a Material Non-Compliance Event, the Preferred Equity Total Rate shall be increased to nineteen percent (19%) per annum. In no event shall the Preferred Equity Total Rate be greater than the maximum amount allowed by law.
“Preferred Equity Total Return” means a return accruing on the Net Preferred Equity Investment from and after the date hereof until repaid in accordance with this Agreement. The Preferred Equity Total Return shall accrue on a daily basis and compound monthly, and be calculated by adding, for each day in the period for which the calculation is being made, an amount equal to the product of (i) the applicable Preferred Equity Total Rate divided by three hundred sixty (360), multiplied by (ii) the Net Preferred Equity Investment as of such date. All payments and distributions made in respect of the Current Return and/or Deferred Return shall also reduce the accrued and unpaid Preferred Equity Total Return. The determination of the Preferred Equity Total Return shall be definitively calculated in good faith by the Preferred Member, who shall provide notice thereof, in reasonable detail, to the Company promptly upon completion of such calculation.
“Preferred Equity Yield Protection Amount” means, as of any date of determination prior to the Preferred Equity Yield Protection Date, an amount equal to the Preferred Equity Total Return that would accrue for the period commencing as of such date and ending on the Preferred Equity Yield Protection Date based on the Preferred Equity Total Rate in effect at the time the Preferred Equity Yield Protection Amount is paid, discounted at the reinvestment rate defined as the then-applicable yield for US Treasury bonds with a maturity date equal to the Preferred Equity Yield Protection Date (as such Treasury yields are published in the Wall Street Journal).
“Preferred Equity Yield Protection Date” the day that is immediately after the second (2nd) anniversary of the date hereof (or, if such day is not a Business Day, the immediately succeeding Business Day).
“Preferred Member” has the meaning set forth in the introductory paragraph of this Agreement.
“Preferred Member Interest” means the Interest in the Company issued to Preferred Member in consideration of the Preferred Equity Investment.
“Property” means that certain approximately 252,397 square foot apartment and retail project with approximately 516 parking spaces located at 2nd Avenue South and Demonbreun Street, Nashville, Tennessee.
“Property Management Agreement” has the meaning set forth in Section 4.10(a).
“Property Manager” means (i) initially, NNP Residential LLC, an Illinois limited liability company; or (ii) upon the removal or resignation of the initial Property Manager as a result of (x) a material default by the initial Property Manager after the lapse of any applicable notice and cure periods under the Property Management Agreement, (y) to the extent applicable, the exercise by Preferred Member of the rights afforded to it pursuant to Section 4.3(c) in connection with a material default by the initial Property Manager after the lapse of any applicable notice and cure periods under the Property Management Agreement, or (z) the occurrence of a Material Non-Compliance Event or the removal of Common Member as Manager hereunder, any successor Property Manager designated and appointed by Preferred Member; or (iii) upon the removal or resignation of the initial Property Manager for any reason other than those set forth in the foregoing clause (ii), any successor Property Manager designated by the Manager and approved by the Members (provided, however, that Preferred Member shall be deemed to have approved any successor Property Manager that is a real estate company or a property manager that has provided property management services for no less than ten (10) high rise residential properties within the United States with no less than two thousand (2,000) residential units (each, a “Pre-Approved Property Manager”)).
“Protective Contribution” has the meaning set forth in Section 5.2.
“Qualified Transferee” means (a) any Person that (i) has total assets (in name or under management or advisement) in excess of Two Hundred Fifty Million Dollars ($250,000,000) and (except with respect to a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity of at least Fifty Million Dollars ($50,000,000) or (y) market capitalization of at least Three Hundred Fifty Million Dollars ($350,000,000), and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties), owning or operating commercial properties or making investments in commercial real estate or (b) any Person Controlled by, Controlling or under common Control with, individually or in the aggregate, one or more of the Persons described in the foregoing clause (a).
“Regulations” means the regulations promulgated under the Code.
“REIT” has the meaning set forth in Section 4.8.
“REIT Affiliate” has the meaning set forth in Section 4.8.
“Required Accounting Standards” shall mean United States generally accepted accounting principles, consistently applied, or such other methods of accounting that are acceptable to Preferred Member in its reasonable discretion.
“Reserves” means funds or other amounts set aside or otherwise allocated or designated by the Manager (in the exercise of its reasonable discretion) for any purpose strictly required to operate the Company or the Property, excluding, however, the amount of any reserves held and maintained (i) by Senior Lender pursuant to the Senior Loan Documents and (ii) by the Company or Preferred Member in the Preferred Equity Investment Reserve and the Current Return Reserve.
“Residual Interest” means the amount that Common Member would receive in distributions pursuant to Section 6.5(f) if the Company sold all of the Company Assets to a third party for their Appraised Value as of the Wipeout Date, paid all of the Company’s and each Subsidiary’s (if any) liabilities (and liabilities secured by the Company Assets), including customary closing costs of such hypothetical sale, and promptly distributed the resulting Net Capital Proceeds in accordance with this Agreement. The foregoing calculation of the Residual Interest shall be made (i) jointly by Preferred Member and Common Member within twenty (20) Business Days after the Wipeout Date or (ii) failing such agreement, by a certified accountant appointed by agreement between Preferred Member and Common Member within ten (10) Business Days of the expiration of the twenty (20) Business Day period during which Preferred Member and Common Member attempt to jointly determine the Residual Interest or (iii) failing such agreement to appoint, by a certified accountant appointed by agreement between two other certified accountants, one of whom shall be appointed by Preferred Member and one shall be appointed by Common Member.
“ROFO Acceptance” has the meaning set forth in Section 9.3(a).
“ROFO Deposit Period” has the meaning set forth in Section 9.3(c).
“ROFO Market Period” has the meaning set forth in Section 9.3(b).
“ROFO Notice” has the meaning set forth in Section 9.3(a).
“ROFO Notice Period” has the meaning set forth in Section 9.3(a).

“ROFO Offer” has the meaning set forth in Section 9.3(a).
“ROFO Purchase Price” has the meaning set forth in Section 9.3(a).
“ROFO Rejection” has the meaning set forth in Section 9.3(a).
“ROFO Sale” has the meaning set forth in Section 9.3.
“Second Option to Extend” has the meaning set forth in Section 10.3(d).
“Senior Lender” means, individually and collectively, as applicable, the financial institutions that are parties to the Senior Loan Agreement as lenders and any of their respective successors or assignees as permitted thereunder.
“Senior Loan” means the senior secured mortgage financing provided by Senior Lender to the Company pursuant to the Senior Loan Documents, and any replacement, renewal, extension, substitution, addition, supplement, modification, amendment or refinancing thereof entered into in accordance with the terms of this Agreement.
“Senior Loan Agreement” means that certain Construction Loan Agreement, dated as of the date hereof, between the Company, as borrower, and Senior Lender, as lender, as the same may be amended, modified or supplemented from time to time, and any loan agreement entered into in connection with any replacement, renewal, substitution, extension, modification or amendment of such Senior Loan Agreement entered into in accordance with the terms of this Agreement.
“Senior Loan Amount” means the amount of the Debt (as such term is defined and used in the Senior Loan Agreement) owed by the Company under the Senior Loan Documents.
“Senior Loan Default” means any “Event of Default” as defined in the Senior Loan Agreement.
“Senior Loan Documents” means the Senior Loan Agreement and the “Loan Documents” as defined in the Senior Loan Agreement, and any loan agreement, promissory note or other evidence of indebtedness and all mortgages and security agreements, assignments, financing statements, pledges, guarantees and collateral security agreements delivered in connection with any replacement, renewal, extension, substitution, addition, supplement, amendment or modification of such Senior Loan Documents entered into in accordance with the terms of this Agreement.
“Senior Loan Monetary Default” means the failure of the Company to pay any principal, interest, prepayment premium, extension fee or other similar amounts when due and payable under the Senior Loan as and when due under any of the Senior Loan Documents (after the expiration of any applicable grace and/or cure periods).
“Senior Loan Non-Monetary Default” means any “Default” as defined in the Senior Loan Agreement other than any Senior Loan Monetary Default.

“Shortfall” has the meaning set forth in Section 10.1(b).
“Subsidiary” means any entity directly or indirectly owned in whole or in part by the Company.
“Substantial Completion” means the occurrence of each of the following events and conditions on or before the twenty-sixth (26th) full calendar month after the date hereof: (i) the substantial completion of the Improvements, (ii) the issuance of a temporary or final certificate of occupancy that indicates the Improvements have been substantially completed other than for routine “punch list items,” and (iii) the receipt by the Manager of a certificate from the Architect indicating the same, in each case in accordance with the Budget and Plan and subject to Preferred Member’s approval.
“Survey” means a survey of the Property prepared by a surveyor licensed in the State of Tennessee and reasonably satisfactory to Preferred Member and the company or companies issuing the title insurance policy with respect to the Property, and containing a certification of such surveyor reasonably satisfactory to Preferred Member.
“Supplemental Capital Contribution” has the meaning set forth in Section 10.1(c).
“Tax Authority” has the meaning set forth in Section 6.7.
“Title Company” means Portfolio Title Insurance Company LLC, as agent for Old Republic National Title Insurance Company.
“Transfer” has the meaning set forth in Section 9.1(a).
“Transferee” has the meaning set forth in Section 9.1(b).
“Wanxiang Principal” means (i) initially, Lawrence J. Krueger, or (ii) if the initial Wanxiang Principal at any time fails to serve as a manager appointed to the board of managers of Common Member with the right to participate in the management of the business and affairs of Common Member (including with respect to Major Actions and Construction Major Actions (as such terms are defined and used in the Common Member Operating Agreement), a qualified individual nominated by Common Member and approved by Preferred Member in its reasonable discretion within thirty (30) days after any such failure.
“Wipeout Date” means the date that is twenty (20) Business Days after the delivery of a Wipeout Notice.
“Wipeout Notice” has the meaning set forth in Section 10.6(a)(i).
“Wipeout Preferred Amount” means, at any time after the Wipeout Date, an amount equal to the sum at such time of (i) any outstanding Protective Contributions (including accrued and unpaid return thereof), (ii) any accrued and unpaid Current Return, (iii) any accrued and unpaid Deferred Return, (iv) the Exit Amount, (v) the Preferred Equity Yield Protection Amount (if applicable), (vi) any and all fees and expenses and other amounts due and payable to Preferred Member (or its Affiliates) hereunder or under any of the Guaranties, and (vii) the Net

Preferred Equity Investment; provided, however, that distributions made in accordance with Section 10.6(d)(i)(3) shall be deemed to pay such amounts in the same order as provided in Section 6.5.
“Withheld Member” has the meaning set forth in Section 6.7.
Section 1.2    Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “hereunder,” “herein” and words of similar import shall mean this entire Agreement as a whole unless reference to a specific section of this Agreement is made. All references in this Agreement to a section or article shall mean a section or article of this Agreement, unless otherwise expressly specified.
ARTICLE II
General Provisions
Section 2.1    Formation. One or more Persons has acted as the organizer or organizers of the Company by preparing, executing and filing with the Delaware Secretary of State the Certificate pursuant to the LLC Act, as such Certificate may have been or may be amended from time to time. The Company was formed under the name 205 Demonbreun Realty Holding Company LLC. The acts of such Persons are hereby authorized and ratified. The Manager is hereby designated as an authorized person, within the meaning of the LLC Act, to execute, deliver and file any amendments and/or restatements thereof and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by the Manager of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.
Section 2.2    Name. The Company shall conduct its activities under the name of 205 Demonbreun Realty Holding Company LLC.
Section 2.3    Term. The Company’s existence shall be perpetual, unless sooner dissolved, wound up or terminated in accordance with Article VIII of this Agreement or the LLC Act.
Section 2.4    Purpose; Powers. (a) Subject to Section 2.6, the purpose of the Company shall be to conduct and engage in the following activities: (i) to directly or indirectly (through Subsidiaries or other Persons) acquire, purchase, own, hold, manage, develop, operate, improve, rent, lease, finance, encumber, sell, transfer, exchange, dispose of, invest in or otherwise deal with the Property and any direct or indirect interest therein or any securities of any kind issued by any Person primarily engaged in such activities, (ii) to own, directly or indirectly, a limited liability company, partnership or other interest in, and act as manager, managing member, general partner or limited partner of any Subsidiaries formed in accordance with this Agreement, and (iii) to exercise all powers enumerated in the LLC Act necessary to the conduct, promotion or attainment of the purposes set forth herein and for the protection and benefit of the Company.

(b)    The Company is authorized and empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes and for the protection and benefit of the Company, including all acts and things permitted under the LLC Act and this Agreement.
(c)    All of the foregoing purposes and powers may be exercised, if at all, subject to the limitation, in each case, that if such action constitutes a Major Decision, appropriate approval must be obtained in accordance with Section 4.3(a).
Section 2.5    Place of Business; Registered Office and Registered Agent. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other office as is approved by the Manager. The Company shall maintain an office and principal place of business at 225 North Columbus Drive, Suite 100, Chicago, Illinois 60601, or such other place as the Manager shall designate. The Manager shall give the Members reasonable prior notice of any change of the Company’s principal place of business. The name and address of the Company’s registered agent as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
Section 2.6    SPE Provisions. Unless otherwise expressly consented to in writing by Preferred Member, the Company shall (and Common Member (whether in its capacity as a Member or Manager hereunder) shall cause the Company to):
(a)    be organized solely for the purpose of owning the Property;
(b)    not engage in any business unrelated to the acquisition, development, ownership, operation, leasing, managing and maintenance of the Property;
(c)    not have any assets other than those related to the Property;
(d)    not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement and the Senior Loan Agreement), transfer of membership interests or the like (except as expressly permitted by this Agreement and the Senior Loan Agreement), or amendment of its certificate of formation or operating agreement (except as expressly permitted by this Agreement and the Senior Loan Agreement);
(e)    intend to remain solvent and maintain adequate capital in light of its contemplated business operations (provided, however, that the foregoing shall not be interpreted to require Preferred Member to make any capital contributions to the Company);
(f)    not fail to correct any known misunderstanding regarding the separate identity of the Company;
(g)    maintain its accounts, books and records separate from any other Person and will file its own tax returns;
(h)    maintain its books, records and agreements as official records;

(i)    not commingle its funds or assets with those of any other Person;
(j)    hold its assets in its own name;
(k)    conduct its business in its name only, and not use any trade name (it being understood that advertisements using the name of the Property in lieu of the Company shall not constitute conducting business in another name for purposes of this clause);
(l)    maintain its financial statements, accounting records and other entity documents separate from any other Person;
(m)    pay its own liabilities, including the salaries of its own employees (if any), out of its own funds and assets (provided, however, that the foregoing shall not be interpreted to require Preferred Member to make any capital contributions to the Company);
(n)    observe all limited liability company formalities;
(o)    maintain an arm’s-length relationship with its Affiliates;
(p)    have no indebtedness other than the Permitted Indebtedness (as such term is used and defined in the Senior Loan Agreement);
(q)    not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Senior Loan and as provided in the Guaranties;
(r)    not acquire obligations or securities of its members;
(s)    allocate fairly and reasonably shared expenses, including shared office space, and use separate invoices and checks;
(t)    except in connection with the Senior Loan and the Preferred Equity Investment, not pledge its assets for the benefit of any other Person;
(u)    hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;
(v)    maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(w)    not make loans to any Person;
(x)    not identify its members or any Affiliate of any of them, as a division of it;
(y)    not enter into or be a party to any transaction with its members or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party; and

(z)    have no obligation to indemnify its officers or members, or has such an obligation that is fully subordinated to the Debt (as such term is used and defined in the Senior Loan Agreement) and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
ARTICLE III
Members
Section 3.1    Name and Address. The name, address and initial Capital Contributions of each of the Members as of the date of this Agreement are set forth on Schedule 3.1 hereto. Such Schedule shall be amended from time to time by the Manager to reflect the admission or withdrawal of a Member or the Transfer of Interests in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein. The Manager shall promptly distribute such amendments in writing to each of the Members.
Section 3.2    Limitation of Liability; Indemnification. Subject to Section 3.3, each Member’s liability to the Company, to any other Member or to any other third party shall be limited to the maximum extent permitted by law. A Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that such Member shall remain liable for the payment of its Capital Contribution. The Company shall indemnify, defend and hold harmless each Member from and against all claims and demands to the maximum extent permitted under the LLC Act, except those resulting from such Member’s fraud, gross negligence, willful misconduct or intentional disregard of the terms of this Agreement. The Company shall indemnify, defend and hold harmless the Manager from and against all claims and demands to the maximum extent permitted under the LLC Act, except those resulting from the Manager’s fraud, gross negligence, willful misconduct or intentional disregard of the terms of this Agreement or any other Manager Default. Notwithstanding the foregoing or anything to the contrary herein, any indemnification set forth in this Agreement shall be fully subordinate to the Current Return and, to the fullest extent permitted by law, shall not constitute a claim against the Company in the event that the Company’s cash flow is insufficient to pay the Current Return.
Section 3.3    Liability of a Member to the Company. (a) A Member that rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by and required under the LLC Act. A Member who receives a Distribution in violation of subsection (a) of Article 18-607 of the LLC Act, and who knew at the time of the Distribution that the Distribution violated subsection (a) of Article 18-607 of the LLC Act, shall be liable to the Company for the amount of the Distribution. A member who receives a Distribution in violation of subsection (a) of Article 18-607 of the LLC Act, and who did not know at the time of the Distribution that the Distribution violated subsection (a) of Article 18-607 of the LLC Act, shall not be liable for the amount of the Distribution. A Member who receives a Distribution from the Company shall have no liability under this Agreement or applicable law for the amount of the Distribution after the expiration of three (3) years from the date of the Distribution unless an action to recover the Distribution from such Member is commenced prior to the expiration of the said three-year period and an adjudication of liability against such Member is made in the said action.

(b)    Except as otherwise expressly authorized by any provision of this Agreement, no Member is an agent of the Company solely by virtue of being a Member, and no Member has (or shall hold itself out as having) authority to sign, act for or bind the Company solely by virtue of being a Member, all of such powers being vested in the Manager (as set forth herein). Any Member that executes any document or instrument or otherwise takes any action to bind the Company in violation of this Section 3.3 shall be solely responsible for, and shall indemnify, defend and hold harmless the Company and each other Member against, any damage, loss, liability, or expense, including reasonable attorneys’ fees, as and when incurred, that the Company, or such other Member, as the case may be, may at any time become subject to or liable for by reason of the actions specified above. The provisions of this Section 3.3 shall survive the termination of this Agreement.
Section 3.4    Action by Members Without a Meeting. Whenever the Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (including in electronic format), setting forth the action so taken, shall be signed by the Members who hold voting interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote thereon were present and voted and shall be delivered to the administrative office of the Company, or to an employee or agent of the Company.
Section 3.5    Certain Duties and Obligations of the Members. (a) The Members shall take all action which may be reasonably necessary or appropriate (i) for the formation and continuation of the Company as a limited liability company under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Manager shall take all action which is reasonably necessary and appropriate to form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification. No Member shall cause any Bankruptcy Event to occur with respect to the Company without the consent of all the other Members.
(b)    No Member shall take any action so as to cause the Company to be classified for federal income tax purposes as an association taxable as a corporation and not as a partnership.
(c)    The provisions of this Agreement, to the extent that they restrict or reduce the duties and/or liabilities of a Member or Manager otherwise existing at law or in equity (including under the LLC Act), shall replace the other duties and liabilities of such Member or Manager (as the case may be).
(d)    Each Member (including Common Member in its capacity as Manager) shall defend and indemnify the Company and the other Members against, and shall hold it and them harmless from, any damage, loss, liability, or expense, including reasonable attorneys’ fees, as and when incurred, in connection with or resulting from such indemnifying Member’s (or its Affiliates’, including, in the case of Common Member, the Common Member Principals’ and/or the Property Manager’s) material misrepresentation, gross negligence, malfeasance, fraud, theft, misappropriation, gross negligence, willful misconduct, breach of Article IX, breach of Section 3.3(b) or breach of the last sentence of Section 3.5(a).
ARTICLE IV
Management and Operation of the Company
Section 4.1    Authority, Appointment and Removal of the Manager. (a) Subject to the proviso at the end of this sentence and the last sentence of this Section 4.1(a), and subject to the provisions of Section 4.1(c)(v), the full right, power, authority and discretion to conduct the business and affairs of the Company, and to do all things necessary to carry on the business of the Company, shall be vested in a manager (who may, but need not be, a Member; such Person, the “Manager”), acting alone and without the consent of any other Member. Any third party dealing with the Company may, without any inquiry, rely upon any instrument or agreement executed and delivered by the Manager on behalf of the Company as constituting the binding act and deed of the Company. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (i) the Manager may not take any of the actions or make any of the decisions listed on Schedule 4.1(a) annexed hereto (each, a “Major Decision”) without (in each instance) appropriate approval in accordance with Section 4.3(a), (ii) Preferred Member shall unilaterally have the full right, power and authority, without the consent of the Manager or any other Member, to take any of the actions described in Sections 4.3(b), 4.3(c), 4.3(d), 4.3(e), 5.2, 10.2 and 10.6, (iii) Preferred Member shall have the right to propose to the Manager that it cause the Company or any Subsidiary to take any Major Decision (but, for so long as Common Member is serving as Manager hereunder and there exists no Material Non-Compliance Event, Preferred Member shall have no right to cause the Company to take any Major Decision unless and until the Manager shall have approved such Major Decision in the manner, and at the time, set forth herein describing Preferred Member’s approval rights with respect to Major Decisions), and (iv) Preferred Member shall have the right to take any other action that this Agreement expressly authorizes Preferred Member to take. If (x) the Manager sends a Critical Decision Request to Preferred Member, and (y) Preferred Member fails to respond to such Critical Decision Request by the date referenced therein and such failure by Preferred Member continues beyond (A) the date referenced in a second Critical Decision Request relating to the same matter(s) as the first Critical Decision Request and (B) the date referenced in a third Critical Decision Request relating to the same matter(s) as the first and second Critical Decision Requests, then Preferred Member shall be deemed to have granted its approval of the matter(s) referenced in such third Critical Decision Request as of the last day on which Preferred Member is required to respond to such third Critical Decision Request. Notwithstanding anything to the contrary contained in this Agreement, (1) any failure by Preferred Member to respond to the Manager’s written request to approve any proposed Major Action (that does not constitute a Critical Decision Request) within ten (10) Business Days after Preferred Member’s receipt of such written request shall be deemed to be a denial of Preferred Member’s approval of such Major Decision, and (2) the Manager shall have no authority to perform any act in respect of the Company or any Subsidiary in violation of any of the provisions of this Agreement or any of the Senior Loan Documents.
(b)    Common Member is hereby appointed as the Manager, and may only be removed or replaced as specifically provided in this Section 4.1(b). The Manager may not resign as Manager. Notwithstanding anything to the contrary contained herein, if (and only if) a Material Non-Compliance Event occurs, then, in addition to any other rights or remedies available to Preferred Member under this Agreement (including pursuant to Section 10.6), Preferred Member shall have the right (but not the obligation) to remove and replace the Manager, which removal shall be effective upon the Manager’s receipt of written notice of such removal from Preferred Member.
(c)    Without limiting the generality of the foregoing, upon the removal of the Manager pursuant to the terms hereof: (i) the former Manager shall account to the Company with respect to all uncompleted business of the Manager, (ii) the successor Manager shall be selected by Preferred Member, (iii) the former Manager shall not impede, interfere with, hinder or delay, and shall not permit any Affiliate of the former Manager or Subsidiary to impede, interfere with, hinder or delay, any effort or action on the part of Preferred Member (or the successor Manager if not Preferred Member) to cure any Senior Loan Default, (iv) the former Manager shall have no further rights as the “Manager” under this Agreement, (v) the former Manager (in its capacity as a Member) shall not have any veto, consent or voting rights with respect to any action or decision of the Company or any Subsidiary (including any veto, consent or voting rights with respect to any Major Decision) other than with respect to the actions set forth on Schedule 4.1(c) hereto, which shall require the consent of Common Member, (vi) the former Manager (in its capacity as Manager and a Member) shall no longer have any further rights to reimbursement by the Company under Section 4.6, and (vii) the provisions of Section 10.6 shall apply.
(d)    Common Member acknowledges and agrees that the rights and authority granted to Preferred Member in this Article IV were material inducements and conditions precedent to Preferred Member’s willingness to make its investment in the Company and that Preferred Member would have refused to make its investment absent such rights and authority, and Common Member agrees to promptly and timely execute and deliver any documents, instruments or certificates as Preferred Member or its designee may reasonably request to enforce Preferred Member’s rights hereunder.
Section 4.2    Responsibilities of Manager. (a) Subject to the terms and conditions of this Agreement (including Section 4.3(a)), the Manager shall, have the power, authority and obligation to (i) manage the business of the Company, including the day to day management and operation of the business and affairs of the Company in accordance with this Agreement, (ii) perform all other acts customary or incidental to the management of the Company, (iii) implement all Major Decisions that have been approved in accordance with Section 4.3(a), (iv) manage the Company consistent with the other terms and conditions of this Agreement, and (v) discharge the Company’s obligations. The Manager accepts and agrees to perform its duties and undertake its responsibilities set forth in this Agreement, to act in good faith and in the best interests of the Company and (without limiting the generality of the foregoing) to exercise commercially reasonable efforts to carry out the intents and purposes of this Agreement. Subject to the terms and conditions of this Agreement (including Section 4.3(a)) and the Senior Loan Documents, the Manager is, to the extent of its rights and powers set forth in this Agreement, the “manager” of the Company within the meaning of Section 18-101 of the LLC Act for the purpose of conducting the Company’s business and the actions of the Manager taken in accordance with such rights and powers shall bind the Company.

(b)    In addition to the general responsibilities of the Manager set forth in Section 4.2(a), the Manager shall perform the services and discharge the responsibilities set forth on Schedule 4.2 hereto.
(c)    All persons engaged by the Manager in connection with its services hereunder shall be either Manager’s employees or its agents or independent contractors and in any event shall not be employees of the Company. The Manager shall be solely responsible for the salaries of its employees and any employee benefits to which such employees may claim to be entitled. The Manager shall indemnify and hold harmless the Company, each Subsidiary, the Members and any of their agents, officers, partners, members, employees, representatives, directors, shareholders or the like from any loss, cost, expense, claim or damage in connection with the failure or claimed failure of the Manager to fully comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, working conditions, and other employer-employee related subjects with respect to Manager’s employees.
(d)    Except as provided in Section 4.10 and for the reimbursement of any reasonable, actual out-of-pocket expenses incurred by the Manager in accordance with Section 4.6, the Manager shall not be entitled to any compensation or reimbursement for its services hereunder without the express approval of the Members. Any such approval must expressly acknowledge that such compensation or reimbursement is to be paid to the Manager.
Section 4.3    Certain Specified Rights of Preferred Member. (a) Notwithstanding any provision of this Agreement to the contrary, the Manager shall not take or cause the Company to take any Major Decision without in each instance first obtaining the written approval of Preferred Member therefor, which approval may be given or withheld by Preferred Member in its sole and absolute discretion; provided, however, that notwithstanding the foregoing, Preferred Member hereby agrees that it shall not unreasonably withhold its approval of Major Decisions 6 (solely with respect to retail leases), 7, 11, 19, 31, 34 and 35 set forth on Schedule 4.1(a) hereto.
(b)    In addition to other rights reserved or granted to the Preferred Member in this Agreement or at law, Preferred Member and its agents and representatives shall have the right, at any time and from time to time, upon reasonable notice (which shall not be deemed to require notice of more than two (2) Business Days) and during normal business hours to:
(i)    inspect the Property (provided, however, that (x) during construction of the Property, Preferred Member agrees that it shall (and it shall cause its agents and representatives to) comply with the safety procedures and rules established by the Contractor, and (y) any inspection by Preferred Member (or its agents and representatives) shall not unreasonably interfere with the operations on the Property;
(ii)    review (x) the books and records required to be maintained under Article VII, and (y) any information and reports relating to the management, operations, policies or strategies of the Property or assets of the Company or any Subsidiary;
(iii)    discuss, provide advice and consult with the Manager with respect to the business, financial and other operations of the Company and/or any Subsidiary and any other matters materially affecting the business and affairs of the Company and/or any Subsidiary and submit business proposals or suggestions to Manager from time to time with the requirement that one or more members of the management of Manager, discuss such proposals or suggestions with the Members within a reasonable period after such submission;
(iv)    call periodic meetings with the Manager at the Manager’s offices, at reasonable times and on reasonable notice; and
(v)    obtain on behalf of, and at the expense of, Preferred Member, an appraisal of the Property not more than once every twelve (12) months.
(c)    Notwithstanding any provision of this Agreement to the contrary, Preferred Member shall have the exclusive right, power and authority to act on behalf of the Company (or any applicable Subsidiary) with respect to the negotiation and approval of any agreement or arrangement (each, a “Common Member Affiliate Agreement”) between the Company (or any Subsidiary) on the one hand, and Common Member or any Affiliate thereof, on the other hand, as well as the enforcement and/or waiver of the rights and remedies of the Company (or any applicable Subsidiary) and defaults under any Common Member Affiliate Agreement (including the exercise or waiver of any applicable right of termination in accordance with the terms hereof or thereof).
(d)    Notwithstanding any provision of this Agreement to the contrary, if the Manager fails to perform or comply with, or to cause the performance of or compliance with, any obligation or duty imposed on it pursuant to this Agreement, then Preferred Member shall have the right to provide the Manager with written notice (each, an “Intent to Cure Notice”) of its intention to exercise the rights afforded to Preferred Member pursuant to the last sentence of this Section 4.3(d). Upon the receipt by the Manager of an Intent to Cure Notice, the Manager shall have the right to cure such failure (subject to Preferred Member’s satisfaction) within a period of time commencing upon the Manager’s receipt of the Intent to Cure Notice and ending on the earlier to occur of (i) the date that is thirty (30) days after receipt by the Manager of the Intent to Cure Notice and (ii) the date that is five (5) days prior to the expiration of any cure period under any of the Senior Loan Documents applicable to such failure by the Manager (and, for the avoidance of doubt, if the Manager cures such failure within the foregoing cure period (subject to Preferred Member’s satisfaction), then Preferred Member shall not be entitled to exercise the rights otherwise afforded to it pursuant to the last sentence of this Section 4.3(d) solely with respect to such failure that has been cured by the Manager). In the event that the Manager fails to timely cure any such failure (subject to Preferred Member’s satisfaction) or at any time notifies Preferred Member that it does not intend to cure such failure, then, without limiting any other remedy available to Preferred Member (including pursuant to Section 10.6), Preferred Member may perform or comply with, or cause the performance of or compliance with, that obligation or duty (including by taking any action or making any decision with respect to the Company, any Subsidiary or the Property to cure any Senior Loan Default in accordance with Section 5.2, Section 10.6 or otherwise) and any reasonable out-of-pocket expense arising from that performance or compliance, other than any expense that would have been incurred by the Company had the Manager so acted, will be borne by the Manager.

(e)    Each of the Members hereby acknowledges and agrees that Preferred Member shall engage Inspection & Valuation International, Inc. (the “Construction Consultant”) to, among other things, review each Draw Package and oversee the construction of the Property for conformity with the Budget and Plan. The fee of the Construction Consultant shall be treated as an expense of the Company and shall be promptly reimbursed to Preferred Member upon request therefor; provided however, that the Construction Consultant fee shall not exceed Four Thousand Five Hundred Dollars ($4,500) per month. The Company shall not be responsible for any fee of the Construction Consultant other than the fee described in this Section 4.3(e).
Section 4.4    Officers and Authorized Persons. (a) The Manager may designate one or more individuals as officers or agents of the Company, who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned and delegated to them from time to time by the Manager. Any such officer or agent (an “Authorized Person”) may be removed by the decision of the Manager at any time, with or without cause. Each Authorized Person shall hold office until his or her successor is elected and qualified, unless earlier removed in accordance with this Section 4.4. Any number of offices may be held by the same individual.
(b)    The Authorized Persons, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager not inconsistent with this Agreement or any of the Senior Loan Documents, are agents of the Company for the purpose of the Company’s business and the actions of the Authorized Persons taken in accordance with such powers shall bind the Company.
Section 4.5    Budget and Plan. (a) Attached hereto as Schedule 4.5 is the Budget and Plan applicable for the remainder of Fiscal Year 2014.
(b)    Not later than sixty (60) days prior to the beginning of each Fiscal Year beginning with Fiscal Year 2015, the Manager shall prepare for the Property and present to Preferred Member a proposed revised budget and plan for the Property for such Fiscal Year (containing such detail as reasonably requested by Preferred Member). Such proposed budget and plan shall not be deemed the Budget and Plan for such Fiscal Year until accepted by the express written approval of Preferred Member, which approval shall not be unreasonably delayed, conditioned or withheld. Not later than thirty (30) days after receipt by Preferred Member of a proposed budget and plan, Preferred Member may deliver a notice (an “Objection Notice”) to the Manager stating that Preferred Member objects to any information contained in, or omitted from, such proposed budget and plan and setting forth, in reasonable details, the nature of such objections. If Preferred Member fails to deliver an Objection Notice or an approval notice within such thirty (30) day period and such failure to respond continues for (i) an additional five (5) Business Days after the Manager (in a second notice) notifies Preferred Member of such failure and (ii) an additional five (5) Business Days after the Manager (in a third notice) notifies Preferred Member of such failure, then such failure shall be deemed an approval of the Manager’s proposed budget and plan in its entirety. Upon receipt of any Objection Notice, the Manager shall modify the proposed budget and plan, taking into account Preferred Member’s objections, and shall resubmit the same to Preferred Member for its approval within fifteen (15) days thereafter, and Preferred Member may deliver further Objection Notices (if any) within fifteen (15) days thereafter (in which event, the re-submission and review process described above in this sentence shall continue until the budget and plan in question is accepted and consented to by Preferred Member). As to any portion of a proposed budget and plan that is the subject of an Objection Notice, the Budget and Plan for the immediately preceding Fiscal Year shall be deemed to control pending resolution by the Manager and Preferred Member of the disputed items to the extent it is applicable thereto; provided that (x) such Budget and Plan shall be revised to include recurring non-discretionary expenses including real estate taxes, insurance premiums, required debt service payments and utilities expenses reflecting actual changes in the price therefor, and (y) as to any “capital” portion of a Budget and Plan (as applicable) that is the subject of an Objection Notice, no capital expenditures shall be made on behalf of the Company or any Subsidiary as to the Budget and Plan without the express written approval of each of the Members.
(c)    Not later than thirty (30) days prior to Substantial Completion, the Manager shall prepare for the Property the initial proposed budget and plan referenced in clause (ii) of the definition thereof, which shall be subject to the review and approval process set forth in Section 4.5(b) (other than the last sentence thereof).
Section 4.6    Company Expenses. Each of the Members hereby acknowledges and agrees that Common Member shall be responsible for (a) all formation and organizational expenses with respect to the entities constituting each of the Members and (b) all costs and expenses incurred by the Members in connection with the formation of the Company and any Subsidiaries and the negotiation and execution of this Agreement. Preferred Member hereby acknowledges that Common Member previously advanced One Hundred Eighty-Five Thousand Dollars ($185,000) to Preferred Member to be applied to the costs and expenses referenced in the preceding sentence. Except as set forth in this Agreement (including in Section 4.1(c)), each of the Members, as applicable, shall be entitled to reimbursement from the Company in the amount of (i) all reasonable actual out-of-pocket verifiable third-party charges and expenses incurred by such Member relating to the Company’s bank, custodial and depositary accounts, including bookkeeping, tax and accounting services, and (ii) all other reasonable actual out-of-pocket verifiable third-party expenses incurred by the Manager in connection with the operation of the Company or performing its duties as Manager hereunder (specifically excluding office overhead of the Manager and the compensation of the Manager’s employees or consultants), in each case in accordance with the then applicable Budget and Plan. Except as expressly provided in this Agreement, no Member shall be entitled to reimbursement from the Company or Capital Contribution credit for any costs or expenses incurred by such Member.
Section 4.7    Subsidiaries. All of the provisions of this Agreement regarding the management and governance of the Company shall apply to the management and governance of any Subsidiary, whether any such Subsidiary is managed or controlled directly or indirectly by the Company or any other Subsidiary, as member, manager, partner, stockholder or otherwise. Any action to be taken by any of the Subsidiaries shall for all purposes hereof be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement, subject to any additional rights and limitations granted or imposed in the governing documents of such Subsidiary. Any and all references herein to the Company or any Manager or Member causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or such Manager or Member causing the Company to cause), in its capacity as a member, manager, partner, stockholder or otherwise of such Subsidiary, such action to be taken for and on behalf of such Subsidiary. The

Manager shall perform, with no additional compensation, the same or substantially identical services for each Subsidiary (if any) as the Manager performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. The Manager agrees to perform such duties, and in such circumstances and with regard to such duties, the Manager shall be subject to the same standards of conduct and shall have the same duties and obligations in performing or such services on behalf of each such Subsidiary as are set forth in this Agreement. Without limiting the generality of the foregoing (and notwithstanding anything contained herein to the contrary), any action or decision to be taken or made by or on behalf of a Subsidiary that, if taken or made by or on behalf of the Company, would constitute a Major Decision will (in each instance) require appropriate approval in accordance with Section 4.3(a).
Section 4.8    REIT Specific Provisions. One or more Affiliates of Preferred Member (each, a “REIT Affiliate”) has elected to be treated as a real estate investment trust (a “REIT”) under Code Sections 856 et seq. In order to maintain its status as a REIT, each REIT Affiliate must comply with numerous and complex rules and regulations set forth in the Code and the Regulations, many of which are applied on Preferred Member on a quarterly and/or annual basis, and the management and operation of the Company will have a material effect on the ability of each REIT Affiliate to continue to maintain its status as a REIT. Accordingly, notwithstanding any other provision of this Agreement or any non-mandatory provision of the LLC Act, the Company, the Manager and the Members shall conduct the business of the Company and the Subsidiaries (if any), and shall exercise all rights and powers provided in this Agreement and in the operating agreements of each of the Subsidiaries (if any), in such a manner that will allow each REIT Affiliate to remain qualified as a REIT, including so that:
(a)    the Company shall operate in a manner so as to satisfy the gross income and asset tests applicable to a REIT under Code Section 856(c)(1)-(4) as though the Company were a REIT, and shall engage in no hedging transactions;
(b)    the Company and the Manager shall cooperate with Preferred Member to provide Preferred Member with (i) any information reasonably requested for the purposes of verifying that the Company’s income constitutes qualifying “rents from real property” as defined in Code Section 856(d) and Regulations Section 1.856-4, including the completion of questionnaires and any necessary updates as reasonably requested, cataloging the services provided to tenants and the manner of delivery of any such services at the Property and (ii) any other reasonably requested information necessary for Preferred Member to comply with the requirements necessary to qualify as a REIT under Code Section 856. To the extent necessary to ensure that rents paid at the Property qualify as “rents from real property” as defined in Code Section 856(d), the Manager, upon the request of Preferred Member, shall discontinue the provision of certain services provided to tenants at the Property or take such other commercially reasonable steps to ensure that such services and income derived therefrom qualify as “rents from real property”; and
(c)    the Company shall not engage in any transactions that could reasonably be characterized as a “prohibited transaction” subject to tax under Code Section 857(b)(6) without Preferred Member’s prior written consent therefor.

Section 4.9    Tax Classification. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal, state and local income and franchise tax purposes and each of the Company’s Subsidiaries (if any) shall be operated in a manner consistent with its treatment as a “disregarded entity” or a “partnership” for federal, state and local income and franchise tax purposes (collectively, the “Desired Tax Classification”). In accordance therewith, (a) no Member shall file any election with any taxing authority to have the Company or any Subsidiary treated otherwise, and (b) each Member hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment. The Manager agrees that, except as otherwise required by applicable law, it (i) will not cause or permit the Company or any Subsidiary to elect (A) to be excluded from the provisions of Subchapter K of the Code (except that where appropriate, a Subsidiary may be treated as a “disregarded entity”), or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes; (ii) will cause the Company and each Subsidiary (if any) to make any election reasonably determined to be necessary or appropriate in order to ensure the Desired Tax Classification for all tax purposes; (iii) will cause the Company and each Subsidiary (if any) to file any required tax returns in a manner consistent with the Desired Tax Classification; and (iv) has not taken, and will not take, any action that would be inconsistent with the treatment of the Company and each Subsidiary (if any) in accordance with the Desired Tax Classification.
Section 4.10    Property and Parking Management; Development. (a) Not later than sixty (60) days prior to the first occupancy of the residential apartments on the Property, the Company will enter into a property management agreement for the Property (other than the Parking Facility) with the Property Manager (the “Property Management Agreement”) substantially in the form attached hereto as Schedule 4.10(a). The Property Management Agreement shall (i) provide for a property management fee in an amount equal to three percent (3%) of the actual monthly gross collections from the Property (excluding collections from the Parking Facility), but in any event not less than Ten Thousand Dollars ($10,000) per month, and (ii) permit immediate termination thereof (at Preferred Member’s sole and absolute discretion) without notice upon the occurrence of a Material Non-Compliance Event. Notwithstanding anything to the contrary contained in this Agreement or the Property Management Agreement, (x) any property management agreement for the Property between the Company and a property manager that is not Affiliated with Common Member shall permit the termination thereof by the Company for any or no reason with thirty (30) days prior notice to the property manager thereunder, and (y) Preferred Member shall have the unilateral right, power and authority (without the consent of the Manager or any other Member) to cause the Company to exercise any termination rights, take any enforcement action and grant or withhold any consents or waivers with respect to any property management agreement for the Property between the Company and a property manager that is Affiliated with Common Member as if Preferred Member were a party to such document.
(b)    Not later than sixty (60) days prior to the first occupancy of the Parking Facility, the Company will enter into a management and leasing agreement for the Parking Facility with the Parking Manager (the “Parking Management Agreement”) substantially in the form attached hereto as Schedule 4.10(b). The Parking Management Agreement shall (i) provide for a fee in an amount equal to three percent (3%) of the actual monthly gross collections from the Parking Facility (and, for the avoidance of doubt, excluding collections from any portion of the Property other than the Parking Facility), and (ii) permit immediate termination thereof (at

Preferred Member’s sole and absolute discretion) without notice upon the occurrence of a Material Non-Compliance Event. Notwithstanding anything to the contrary contained in this Agreement or the Parking Management Agreement, (x) any parking management agreement for the Parking Facility between the Company and a parking manager that is not Affiliated with Common Member shall permit the termination thereof by the Company for any or no reason with thirty (30) days prior notice to the parking manager thereunder, and (y) Preferred Member shall have the unilateral right, power and authority (without the consent of the Manager or any other Member) to cause the Company to exercise any termination rights, take any enforcement action and grant or withhold any consents or waivers with respect to any parking management agreement for the Parking Facility between the Company and a parking manager that is Affiliated with Common Member as if Preferred Member were a party to such document.
(c)    On the date hereof, (i) Guarantors will execute and deliver a guaranty (the “Non-Recourse Carveout Guaranty”) in the form attached hereto as Schedule 4.10(c)(ii), (ii) Elcano II LLC will execute and deliver a completion guaranty (the “Completion Guaranty”) in the form attached hereto as Schedule 4.10(c)(i), and (iii) Guarantors and the Company will execute and deliver an environmental indemnity agreement (the “Environmental Indemnity”) in the form attached hereto as Schedule 4.10(c)(iii). For the avoidance of doubt, any liability incurred by Guarantors and Common Member (or their Affiliates) pursuant to the Completion Guaranty, the Environmental Indemnity or the Non-Recourse Carveout Guaranty shall be deemed expenses of Guarantors and Common Member, as applicable, and shall not be deemed expenses of the Company or Capital Contributions to the Company.
(d)    The Company shall pay to the Construction Manager a construction management fee with respect to the Property in an amount equal to one and one-half percent (1.5%) of all hard costs of overseeing construction management of the Property in accordance with the Budget and Plan. The initial payment of the construction management fee shall be made on the date hereof; provided, however, that if hard costs have not been incurred in accordance with the Budget and Plan within ninety (90) days after the date hereof, any portion of the construction management fee paid to the Construction Manager prior to the incurrence of hard costs in accordance with the Budget and Plan shall be promptly returned to the Company and paid in accordance with the following sentence. Each subsequent payment of the construction management fee shall be made in accordance with the applicable Draw Package. Notwithstanding the foregoing or anything to the contrary contained herein, upon the occurrence of a Material Non-Compliance Event, Preferred Member shall have the right (in its sole and absolute discretion) to immediately terminate (without notice) the Construction Manager and, following such termination, no additional construction management fees shall be payable to the initial Construction Manager under this Section 4.10(d) or otherwise.
(e)    The Company shall pay to Common Member a development fee with respect to the Property in an amount equal to five percent (5%) of all hard costs of developing and constructing the Property (the “Development Fee”) in accordance with the Budget and Plan. Preferred Manager acknowledges and agrees that Common Member shall be permitted to assign its development obligations to the development manager for the Property designated and appointed by the Company in accordance with the terms of this Agreement and serving in such capacity pursuant to the approved Development Management Agreement and, in the event of such assignment, the Development Fee shall be payable solely to such development manager for the Property at the times, and in the manner, set forth herein. An amount equal to fifty percent (50%) of the total Development Fee shall be payable to Common Member (or the development manager for the Property, as applicable) through Substantial Completion as follows: (i) the initial payment of such portion of the Development Fee shall be made on the date hereof (provided, however, that if hard costs have not been incurred in accordance with the Budget and Plan within ninety (90) days after the date hereof, any portion of the Development Fee paid to Common Member prior to the incurrence of hard costs in accordance with the Budget and Plan shall be promptly returned to the Company and paid in accordance with the following clause, and (ii) each subsequent portion of the Development Fee shall be payable in accordance with the applicable Draw Package. The remaining fifty percent (50%) of the total Development Fee shall be payable to Common Member (or the development manager for the Property, as applicable) upon Substantial Completion in accordance with the Budget and Plan. Notwithstanding the foregoing or anything to the contrary contained herein, upon the occurrence of a Material Non-Compliance Event, Preferred Member shall have the right (in its sole and absolute discretion) to immediately terminate (without notice) the Development Management Agreement and, following such termination, no additional development fees (including the Development Fee) shall be payable to Common Member or, to the extent applicable, the development manager for the Property under this Section 4.10(e), the Development Management Agreement or otherwise. Notwithstanding anything to the contrary contained in this Agreement or the Development Management Agreement, (x) any development management agreement for the Property between the Company and a development manager that is not Affiliated with Common Member shall permit the termination thereof by the Company for any or no reason with thirty (30) days prior notice to the development manager thereunder, and (y) Preferred Member shall have the unilateral right, power and authority (without the consent of the Manager or any other Member) to cause the Company to exercise any termination rights, take any enforcement action and grant or withhold any consents or waivers with respect to any development management agreement for the Property between the Company and a development manager that is Affiliated with Common Member as if Preferred Member were a party to such document.
Section 4.11    Allowed Sale. Notwithstanding anything to the contrary contained in this Agreement, at any time following the date hereof, the Manager shall be permitted to cause a sale to a bona fide third party buyer (directly or indirectly through a sale of all of the Interests in the Company) of the Property (an “Allowed Sale”), so long as the following conditions are satisfied:
(a)    The Manager shall provide the Members written notice of such pending Allowed Sale no later than thirty (30) days prior to the consummation thereof (which notice shall be revocable and which closing date for the proposed Allowed Sale may be extended by written notice to Preferred Member);
(b)    Such Allowed Sale will not result in a Senior Loan Default; and
(c)    The sum of (i) the Net Capital Proceeds of such Allowed Sale, plus (ii) any Capital Contributions made by Common Member to supplement the Net Capital Proceeds of such Allowed Sale will be sufficient to redeem the Net Preferred Equity Investment upon distribution thereof in accordance with Section 6.5.

Each of the Members hereby acknowledges and agrees that (i) the business plan for the Property contemplates a hold period of three (3) to five (5) years after the date hereof (provided, however, that the foregoing shall not in any way restrict, diminish or otherwise affect the right or ability of Common Member to consummate an Allowed Sale or redeem the Preferred Member Interest pursuant to the applicable terms of this Agreement), and (ii) an Allowed Sale shall not constitute a Major Decision or require Preferred Member’s consent and, in the event of an Allowed Sale consisting of the sale of all of the Interests, Preferred Member expressly agrees it shall convey its Interest at the closing of such Allowed Sale.
ARTICLE V
Capital Contributions; Protective Contributions
Section 5.1    Capital Contributions. (a) Each of the Members hereby acknowledges and agrees that on the date hereof, Preferred Member is deemed to have made a Capital Contribution as of the date hereof in the amount of the Preferred Equity Investment (as reflected on Schedule 3.1 hereto), and Common Members has made or is deemed to have made the initial Capital Contribution set forth on Schedule 3.1 hereto.
(b)    In the event it is determined by the Manager that funds are required (i) in connection with any of the purposes set forth in Section 2.4, (ii) to pay for fees, costs or expenses payable by the Company pursuant to this Agreement or (iii) otherwise to meet the Company’s then existing obligations, then Common Member shall make further Capital Contributions in such amounts; provided, however, that any Capital Contributions made by Common Member pursuant to Section 4.11(c) and this Section 5.1(b) shall be subordinate to all Distributions and all other amounts payable to Preferred Member under this Agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, Preferred Member shall not have any obligation to contribute additional capital or property to the Company in excess of the Preferred Equity Investment; provided, however, that Preferred Member shall have the right (but not the obligation) to make Protective Contributions in accordance with Section 5.2.
Section 5.2    Protective Contributions. If at any time (a) the Company is subject to a Senior Loan Default or (b) the Company or Common Member fails to pay any monthly installment of the Current Return within five (5) Business Days following the applicable Distribution Date, then in either case Preferred Member may, but is not obligated to, make a special contribution of capital to the Company (each, a “Protective Contribution”) in accordance with this Section 5.2, the proceeds of which shall be exclusively used to cure such Senior Loan Default (in the case of clause (a) above) or supplement any Shortfall (in the case of clause (b) above). Each Protective Contribution shall (a) entitle Preferred Member to a return on such Protective Contribution equal to nineteen percent (19%) per annum, compounded monthly, (b) be repaid on a priority basis from Net Cash Flow (in accordance with Section 6.4 or Section 10.6(d)(i), as applicable) and Net Capital Proceeds (in accordance with Section 6.5 or 10.6(d)(i), as applicable), and (c) require the repayment of any and all amounts outstanding in respect of such Protective Contribution on the earlier of (i) the redemption of the Preferred Member Interest in accordance with Section 10.4 or (ii) the applicable Preferred Equity Redemption Date. Common Member may repay any Protective Contribution at any time prior to the applicable mandatory repayment date of such Protective Contribution by funding to the Company an amount equal to the amount of the unreturned Protective Contribution, together with any unpaid accrued return thereon, for immediate payment to Preferred Member. The Capital Account of Preferred Member shall not be credited with the amount of any Protective Contribution and the repayment of a Protective Contribution, and the payment or reimbursement of any return thereon, shall not reduce the Capital Account of Preferred Member. For the avoidance of doubt, so long as a Protective Contribution is outstanding, the rights of Preferred Member shall continue until such Protective Contribution is repaid in full.
Section 5.3    Return of Capital. Except as otherwise provided in this Agreement, no Member may withdraw any portion of the capital of the Company, and no Member is entitled to the return of that Member’s Capital Contribution(s). Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, except as may be specifically provided in this Agreement. No Member may withdraw or resign from the Company unless specifically provided in this Agreement.
Section 5.4    Capital Accounts. A Capital Account shall be maintained for each Member. Said Capital Account shall be kept in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, each Member’s Capital Account shall be (a) increased by the net agreed value of each Capital Contribution made by such Member, allocations to such Member of the Net Profits and any other allocations to such Member of income pursuant to Section 6.2, and (b) decreased by the net agreed value of each Distribution made to such Member by the Company, allocations to such Member of Net Losses and other allocations to such Member pursuant to Section 6.2. Subject to Preferred Member consent, the Manager shall restate Capital Accounts upon any event for which such restatement is permitted pursuant to the Regulations promulgated under Code Section 704(b).
Section 5.5    Transfers. Upon a permitted sale or other transfer of an Interest in the Company, the Capital Account of the Member transferring its Interest shall become the Capital Account of the Person to whom such Interest is sold or transferred in accordance with Section 1.704‑1(b)(2)(iv) of the Regulations.
Section 5.6    Deficit Capital Account. Notwithstanding anything to the contrary contained herein, no Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account. A deficit balance in a Member’s Capital Account is not an asset of the Company.
Section 5.7    Modifications. The manner in which Capital Accounts are to be maintained pursuant to this Agreement is intended to comply with the requirements of Section 704(b) of the Code. If Preferred Member determines in writing that the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified to comply with Section 704(b) of the Code, then the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

ARTICLE VI
Allocations; Distributions
Section 6.1    Allocation of Profits and Losses; Guaranteed Payments. (a) All amounts distributable or payable to Preferred Member, other than (i) in return of Preferred Member’s Capital Contributions or Protective Contributions, (ii) as reimbursement of expenses or (iii) any similar item, shall be treated as a guaranteed payment pursuant to section 707(c) of the Code.
(b)    After the application of Section 6.1(a), for purposes of maintaining the Capital Accounts of the Company, Net Profits or Net Losses for any tax year (or portion thereof) shall all be allocated to Common Member. Notwithstanding the foregoing, if the Capital Account balance of Common Member is at or below zero and the Capital Account balance of Preferred Member is positive, (i) Net Losses shall be allocated first to Preferred Member to eliminate its positive Capital Amount balance and then to Common Member and (ii) subsequent Net Profits shall be allocated first to Common Member to eliminate its deficit Capital Account balance, if any, and then to Preferred Member to reverse the prior allocation of Net Profits to it pursuant to clause (i) of this Section 6.1(b).
Section 6.2    Required Special Allocations. Notwithstanding the terms of Section 6.1:
(a)    Any Member Nonrecourse Deductions shall be specially allocated to the Member(s) that bear(s) the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.
(b)    Appropriate allocations of income, gain, loss or deduction shall be made to the extent required to comply with the “qualified income offset” provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations, the Company “minimum gain chargeback” provisions of Section 1.704-2(f) of the Regulations, and the Member “minimum gain chargeback” provisions of Section 1.704-2(i)(4) of the Regulations, all issued pursuant to Section 704(b) of the Code. To the extent permitted by such Regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to Section 6.1 hereof without regard to Section 6.2(a) and this Section 6.2(b).
(c)    In the event any Member has a deficit Capital Account balance at the end of a Fiscal Year that is in excess of the amount (if any) such member is deemed to be obligated to restore pursuant to the Regulations, taking into account all other allocations and adjustments under this Agreement (made as if this Section 6.2(c) were not in this Agreement), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.
(d)    Any Company Nonrecourse Deductions for a Fiscal Year shall be specially allocated to Common Member.
(e)    In accordance with Code § 704(c) (and the principles thereof) and the Regulations issued with respect thereto, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Regulation § 1.704-1(b)(2)(iv), shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Basis. Allocations pursuant to this Section 6.2(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
(f)    Net Profits, Net Losses, income, gain, deductions and credits allocated to a Company interest transferred, issued, or reissued during a Fiscal Year shall be allocated to the Persons who were the holders of such Company interest during such Fiscal Year, using any method selected by the Manager to the extent permitted by the Code.
Section 6.3    Distributions Generally. Subject to the provisions of Article X (including Section 10.6(d)), (a) the Manager shall make Distributions of Net Cash Flow on or before each applicable Distribution Date in the order of priority set forth in Section 6.4, and (b) the Manager shall make Distributions of Net Capital Proceeds immediately following the Capital Event to which they relate in the order of priority set forth in Section 6.5. Notwithstanding any provisions to the contrary in this Agreement, the Company shall not make a Distribution if such Distribution would violate the LLC Act or any of the Senior Loan Documents.
Section 6.4    Distributions of Net Cash Flow. Subject to the provisions of Article X (including Sections 10.1 and 10.6(d)), all Net Cash Flow shall be distributed to the Members in the following order of priority:
(a)    First, all Net Cash Flow shall be distributed one hundred percent (100%) to Preferred Member until any outstanding Protective Contributions (including any accrued and unpaid return thereon) have been paid in full;
(b)    Second, any remainder of such Net Cash Flow (after the distribution of such Net Cash Flow in the manner described in clause (a) above) shall be distributed one hundred percent (100%) to Preferred Member until any accrued and unpaid Current Return has been paid in full; and
(c)    Thereafter, any remainder of such Net Cash Flow (after the distribution and payment of such Net Cash Flow in the manner described in clauses (a) and (b) above) shall be distributed one hundred percent (100%) to Common Member.
Section 6.5    Distributions of Net Capital Proceeds. Subject to the provisions of Article X (including Sections 10.1 and 10.6(d)), all Net Capital Proceeds shall be distributed to the Members in the following order of priority:
(a)    First, all Net Capital Proceeds shall be distributed one hundred percent (100%) to Preferred Member until any outstanding Protective Contributions (including any accrued and unpaid return thereon) have been paid in full;
(b)    Second, any remainder of such Net Capital Proceeds (after the distribution of such Net Capital Proceeds in the manner described in clause (a) above) shall be distributed one hundred percent (100%) to Preferred Member until any accrued and unpaid Current Return has been paid in full;
(c)    Third, any remainder of such Net Capital Proceeds (after the distribution and payment of such Net Capital Proceeds in the manner described in clauses (a) and (b) above) shall be distributed one hundred percent (100%) to Preferred Member until any accrued and unpaid Deferred Return has been paid in full;
(d)    Fourth, any remainder of such Net Capital Proceeds (after the distribution and payment of such Net Capital Proceeds in the manner described in clauses (a), (b) and (c) above) shall be distributed one hundred percent (100%) to Preferred Member until each of (i) the Exit Amount, (ii) solely if an Allowed Sale is consummated prior to the Preferred Equity Yield Protection Date, the Preferred Equity Yield Protection Amount, and (iii) any and all fees and expenses and other amounts due and payable to Preferred Member (or its Affiliates) hereunder or under any of the Guaranties has been paid in full;
(e)    Fifth, any remainder of such Net Capital Proceeds (after the distribution and payment of such Net Capital Proceeds in the manner described in clauses (a), (b), (c) and (d) above) shall be distributed one hundred percent (100%) to Preferred Member until the Net Preferred Equity Investment has been paid in full; and
(f)    Thereafter, any remainder of such Net Capital Proceeds (after the distribution and payment of such Net Capital Proceeds in the manner described in clauses (a), (b), (c), (d) and (e) above) shall be distributed one hundred percent (100%) to Common Member.
Section 6.6    Disbursements from Current Return Reserve. Notwithstanding anything to the contrary contained herein, during construction of the Improvements, the Current Return shall be paid to Preferred Member from the Current Return Reserve. For the period commencing at such time that the operation of the Property begins to generate revenue and ending at such time that the Current Return Reserve is released pursuant to Section 10.1 hereof, the Current Return shall be paid from Net Cash Flow and Net Capital Proceeds, as applicable. Notwithstanding anything to the contrary contained herein, to the extent there is insufficient Net Cash Flow or Net Capital Proceeds on the date that such Net Cash Flow or Net Capital Proceeds is required to be distributed hereunder to pay to Preferred Member all amounts payable to it pursuant to Sections 6.4(a), 6.4(b), 6.5(a), 6.5(b) and 6.5(c), or Section 10.6(d)(i), as applicable, Preferred Member shall release from the Current Return Reserve maintained in accordance with Section 10.1 to itself the amount of any such shortfall on such date (which amount when applied shall be deemed, for all purposes of this Agreement, to have been distributed to Preferred Member in accordance with Sections 6.4(a), 6.4(b), 6.5(a), 6.5(b) and/or 6.5(c), or Section 10.6(d)(i), as applicable.
Section 6.7    Offset. The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.
Section 6.8    Withholding. Notwithstanding any other provision contained in this Agreement, in the event that the Company is required to withhold and remit any taxes to the Internal Revenue Service or any other taxing authority (the “Tax Authority”) with respect to any

Member (the “Withheld Member”), then each such Withheld Member shall be required to make additional Capital Contributions at such times and in such amounts as determined by the Manager and Preferred Member sufficient to fund, or reimburse the Company for, such obligations of the Company. Such capital contributions shall not be deemed Capital Contributions for purposes of this Agreement (but shall increase the Capital Account balance of such Member), and shall not change the Distributions that would otherwise be made to such Withheld Member. The amount of any such taxes remitted by the Company with respect to a Withheld Member for any year shall be a reduction of such Member’s Capital Account balance as if such amount were distributed to such Member but, provided that such Member has made the contribution required by the previous sentence, shall not reduce the actual cash Distribution to be made to such Member pursuant to this Agreement. Notwithstanding the foregoing, the Company (in lieu of all or a portion of a capital contribution to be made pursuant to this Section 6.8) shall offset any Distribution to be made to a Member against all or any portion of such contribution that would otherwise be required and thereby reduce the contribution required to be made by such Member.
Section 6.9    Preferred Equity Investment Reserve; Disbursements. (a) Simultaneously with the execution of this Agreement, (i) the Company shall establish and maintain with Preferred Member (or as may be directed by Preferred Member), at all times while the Preferred Member Interest remains outstanding, a reserve held and controlled solely by Preferred Member in an account in its name (the “Preferred Equity Investment Reserve”), and (ii) Preferred Member shall deposit a portion of the Preferred Equity Investment in an amount equal to Seventeen Million Eight Hundred Eighty-Eight Thousand Forty-Nine Dollars ($17,888,049) into the Preferred Equity Investment Reserve. Subject to Sections 6.9(c), 6.9(d) and 6.9(f), as applicable, and in accordance with Section 6.9(e), Preferred Member shall (or shall cause the Company to) release from the Preferred Equity Investment Reserve to the construction escrow created by the Escrow Agreement such amounts (each, a “Preferred Equity Disbursement”) as requested by Common Member in accordance with Section 6.9(b). Notwithstanding anything to the contrary contained in this Agreement, (x) the aggregate amount of all Preferred Equity Disbursements shall not in any event exceed the amount of the Preferred Equity Investment, (y) Preferred Member shall not have any obligation to replenish funds released from, or deposit additional funds in, the Preferred Equity Investment Reserve, and (z) Preferred Member shall not have any obligation to release funds from, and nothing contained in this Agreement shall be interpreted to entitle Common Member to any portion of the funds held in, the Preferred Equity Investment Reserve, in each case other than as set forth in this Section 6.9.
(b)    Common Member shall request each Preferred Equity Disbursement by delivering to Preferred Member an irrevocable Draw Package, which shall be duly executed by an officer or agent of Common Member and appropriately completed, which specifies, among other things, (i) the amount of the requested Preferred Equity Disbursement, which shall be in the minimum amount of Fifty Thousand Dollars ($50,000), and (ii) the date of the requested Preferred Equity Disbursement, which shall be a Business Day. Common Member shall give each Draw Package to each of the Construction Consultant and Preferred Member not later than 2:00 p.m. at least ten (10) Business Days before the Business Day upon which the requested Preferred Equity Disbursement is to be made.

(c)    Notwithstanding anything to the contrary herein, the disbursement of the initial Preferred Equity Disbursement is subject to the following conditions:
(i)    Preferred Member shall have received evidence reasonably satisfactory to it that the initial Capital Contribution of Common Member in the amount set forth on Schedule 3.1 has been contributed to the Company as of the date hereof in accordance with Section 5.1(a) and expended by the Company in accordance with the Budget and Plan (such determination to be made in Preferred Member’s sole and absolute discretion);
(ii)    Common Member shall have delivered to Preferred Member, the Draw Package for such Preferred Equity Disbursement in accordance with this Agreement;
(iii)    On the date such initial Preferred Equity Disbursement is to be made and after giving effect to such initial Preferred Equity Disbursement, no Material Non-Compliance Event shall have occurred, and no event or condition that, with the giving of notice or the passage of time or both, would constitute a Material Non-Compliance Event, and Common Member shall so certify in writing;
(iv)    Preferred Member shall have received and approved all applicable environmental studies and reports for the Property, in each case issued by environmental consultants acceptable to Preferred Member in form and substance satisfactory to the Preferred Member;
(v)    Preferred Member shall have received and approved all applicable financial reports and certifications of Common Member and Guarantors as may be required by Preferred Member, in each case in form and substance satisfactory to the Preferred Member;
(vi)    Preferred Member shall have received (i) true and complete copies of (x) all material architectural and design contracts (including the Architect Agreement), all material construction and development contracts (including the Construction Contract, all material subcontracts for labor or materials to be furnished in respect of the Property, and the Development Management Agreement), all material engineering and other analyses prepared in respect of the Property, and all other material agreements with respect to the design, development and construction of the Property (it being understood by the Members that the term “material,” as used to modify any contract, agreement or understanding referenced in the foregoing clause (x), shall mean any contract, agreement or understanding pursuant to which the Company is obligated to pay amounts (either in any single instance or in the aggregate) equal to, or in excess of, Two Hundred Fifty Thousand Dollars ($250,000)), and (y) the Budget and Plan, in each case in the form, substance and scope of which shall be acceptable to Preferred Member and the Construction Consultant, (ii) a schedule of values, including a trade payment breakdown, setting forth a description of all contracts let by the Company and/or the Contractor for the design, engineering, construction and equipping of the Improvements as of the date hereof, (iii) an initial sworn statement of the Contractor, approved by Preferred Member, the Architect and the Construction Consultant covering all work done and to be done, together with lien waivers covering all work and materials for which payments have been made by the Company prior to the disbursement of the initial Preferred Equity Disbursement, (iv) evidence that the Company has obtained the performance bonds and labor and material payment bonds required pursuant to this Agreement, and (v) such other papers, materials and documents as Preferred Member may reasonably require with respect to the design, development and construction of the Property;
(vii)    Preferred Member shall have completed its costing analysis with respect to the Improvements in form and substance satisfactory to Preferred Member, and in connection with the foregoing, shall have received and approved in form and substance satisfactory to Preferred Member: (i) if requested by Preferred Member, a soils report for the Property; (ii) two (2) sets of the Plans and Specifications contained in the Budget and Plan, certified as complete by the Person(s) that prepared them, together with evidence of all necessary or appropriate approvals of Governmental Entities or private parties; (iii) copies of all agreements which are material to completion of the Improvements; and (iv) copies of all building permits and similar permits, licenses, approvals, development agreements and other authorizations of governmental agencies or private parties required in connection with the construction, design and development of the Property and the Improvements;
(viii)    Common Member shall have, to the satisfaction of Preferred Member in its sole and absolute discretion, fulfilled its obligations pursuant to Section 10.1;
(ix)    Preferred Member shall have received:
(1)    true and complete copies of the Guaranties executed by the parties thereto;
(2)    all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Common Member, the Company and Guarantors, and the authorization for the execution, delivery, and performance of this Agreement and the Guaranties;
(3)    legal opinions issued by counsel for Common Member and Guarantors, covering due authorization, execution and delivery and enforceability of this Agreement and the Guaranties and also containing such other legal opinions as Preferred Member shall reasonably require, subject to customary exceptions, exclusions and assumptions;
(4)    current bankruptcy, federal tax lien and judgment searches;
(5)    evidence that no litigation or proceedings shall be pending or threatened (which may be evidenced through a representation and warranty) which could or might cause a material adverse change with respect to the Company, Common Member, Guarantors or the Property;
(6)    evidence (on the applicable portion of the Survey and Plans and Specifications) establishing to the satisfaction of Preferred Member that the Property when constructed will have adequate water supply, storm and sanitary sewerage facilities, telephone, gas, electricity, fire and police protection, means of ingress and egress to and from the Property and public highways and any other required public utilities and that the Property is benefited by insured easements as may be required for any of the foregoing;

(7)    evidence that the Improvements are not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Preferred Member in its sole discretion;
(8)    evidence indicating compliance of the portions of the Property with applicable zoning requirements acceptable to Preferred Member;
(9)    evidence that all easements reasonably required for the construction, maintenance or operation of the Property;
(10)    copies of all leases into which the Company has entered; and
(11)    such other documents or items as Preferred Member or its counsel may reasonably require.
(d)    In addition to any applicable conditions precedent set forth elsewhere in this Section 6.9, the disbursement of any Preferred Equity Disbursements following the initial Preferred Equity Disbursement is, in each case, subject to the following conditions:
(i)    Common Member shall have delivered to Preferred Member, the Draw Package for such Preferred Equity Disbursement in accordance with this Agreement;
(ii)    On the date such Preferred Equity Disbursement is to be made and after giving effect to such Preferred Equity Disbursement, the following shall be true and correct:
(1)    The representations and warranties set forth in Section 12.2 are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such date);
(2)    No Material Non-Compliance Event shall have occurred, and no event or condition that, with the giving of notice or the passage of time or both, would constitute a Material Non-Compliance Event, and Common Member shall so certify in writing; and
(3)    The Improvements shall not be Out-of-Balance (and Common Member shall have delivered calculations relating thereto reasonably satisfactory to the Preferred Member).
(iii)    Common Member shall have delivered to Preferred Member (i) a copy of each applicable contractor’s application for payment to the Company, signed by the Architect and confirmed (such confirmation not to be unreasonably withheld, delayed or conditioned) by the Construction Consultant, on forms acceptable to Preferred Member, (ii) paid invoices or receipts and unconditional statutory lien waivers for all construction work and costs included in the previous Draw Package (provided, however, lien waivers may be conditioned on the receipt of payment for the amounts set forth therein, so long as unconditional waivers are provided within thirty (30) days), and evidence reasonably satisfactory to Preferred Member that all prior disbursements have been used for purposes described in this Agreement or the corresponding previous Draw Package; (iii) if requested by Preferred Member, evidence that any inspection required by any Governmental Entity has been completed with results satisfactory to that Governmental Entity and a detailed itemization of the Construction Contract and allocated costs of any work to be performed thereunder on forms as may be reasonably acceptable to Preferred Member, (iv) such certifications of job progress from Common Member and/or the Company, in form reasonably satisfactory to Preferred Member, as Preferred Member may reasonably request, and (v) if requested by Preferred Member, any of the papers, materials or documents referenced in Sections 6.9(c)(vi) and 6.9(c)(vii) entered into on, or effective as of, any date following the date hereof. Preferred Member shall have the right to inspect all books, records and accounts relating to such work, and may, at its option, require execution by the Company and any contractors, subcontractors, laborers and materialmen of such affidavits, endorsements and releases as Preferred Member deems reasonably necessary;
(iv)    The Construction Consultant shall have reviewed and approved (such approval not to be unreasonably withheld, delayed or conditioned) as adequate and in conformance with the terms of this Agreement the Plans and Specifications and all engineering reports and any subsequent change orders to each Construction Contract or modification to the Plans and Specifications, form of Draw Package attached hereto as Schedule 6.9(b) and the Budget and Plan, each review of which shall be completed on or before ten (10) Business Days after receipt of such Plans and Specifications, engineering reports, modifications or change orders;
(v)    Preferred Member shall have received, in form and substance reasonably satisfactory to Preferred Member, such other assurances, certificates, lien waivers, documents or consents related to the construction of the Improvements as Preferred Member may reasonably require; and
(vi)    Under the Construction Contract, (1) at the time of the second draw, the general contractor for the Property shall have binding trade contracts for at least fifty percent (50%) of the costs and expenses under the Budget and Plan (which the Members acknowledge shall include general contractor’s fee, general conditions and insurance costs) subject to such binding contracts as verified by the Construction Consultant, and (2) at the time of the third draw, general contractor shall have binding trade contracts for at least sixty percent (60%) of the costs and expenses under the Budget and Plan (which the Members acknowledge shall include general contractor’s fee, general conditions and insurance costs), subject to such binding contracts as verified by the Construction Consultant, and (3) by the fourth draw, general contractor shall have binding trade contracts for at least seventy percent (70%) of the costs and expenses under the Budget and Plan (which the Members acknowledge shall include general contractor’s fee, general conditions and insurance costs) subject to such binding contracts as verified by the Construction Consultant.

The submission by Common Member to Preferred Member of each Draw Package shall be deemed to be a representation and warranty by Common Member that each of the statements set forth above in Section 6.9(d)(ii) is true and correct as of the date of such document.
(e)    Subject to all conditions precedent set forth in Sections 6.9(c) and 6.9(d) and the circumstances set forth in Section 6.9(f), the proceeds of the Preferred Equity Disbursements shall be disbursed in accordance with the applicable Draw Package to pay for costs of construction actually incurred, subject to a five percent (5%) retention. In no event will Preferred Member make disbursements of Preferred Equity Disbursements (i) more frequently than monthly, or (ii) in excess of the percentage of construction completed. The maximum amount of Preferred Equity Disbursements which Common Member may request for the Improvements or for any component or phase thereof shall be as set forth in the applicable Draw Package. Preferred Member shall not be obligated to disburse Preferred Equity Disbursements for the payment of any cost if the amount of such cost, together with the amounts of other costs included within the same “line-item” in the applicable Draw Package for which requests for disbursements have previously been submitted and approved, exceeds the amount set forth in the applicable Draw Package for such line-item, unless Common Member furnishes to the Company and Preferred Member documentary evidence satisfactory to Preferred Member that any such excess cost is offset by a reduction, in nature reasonably satisfactory to Preferred Member, of at least an equal amount in another line-item in the Draw Package, and Preferred Member approves a revision to the Draw Package. At its option, Preferred Member may make disbursements to cover any expenses or charges which are to be borne by Common Member, including but not limited to, the cost of any required legal fees, appraisals, inspections, certifications or surveys. All disbursements of Preferred Equity Disbursements shall be applied by Common Member solely for the purposes for which the funds have been disbursed.
(f)    Notwithstanding anything to the contrary set forth in this Agreement, Preferred Member may withhold disbursement of Preferred Equity Disbursements under the following circumstances:
(i)    Preferred Member may withhold any Preferred Equity Disbursements if the request therefor is not accompanied by executed unconditional statutory lien waivers for all work done pursuant to the Construction Contract supplied through the date of the immediately preceding request for Preferred Equity Disbursements;
(ii)    Five percent (5%) of each disbursement of Preferred Equity Disbursements shall be deposited into an escrow account maintained by an escrow agent in accordance with the terms of the Senior Loan Agreement until (i) each of the Construction Consultant and the Architect has certified and confirmed, on appropriate form acceptable to Preferred Member, that the Property and the relevant Improvements have achieved Substantial Completion in accordance with the Budget and Plan, and (ii) each applicable Governmental Entity shall have duly inspected and approved the relevant Improvements and issued the appropriate permit, license or certificate to evidence such approval;
(iii)    Any one or more disbursements of Preferred Equity Disbursements may be withheld in whole or in part if Preferred Member or the Construction Consultant determines that the requested Preferred Equity Disbursements would cause the total amount disbursed with respect to the relevant Improvements (or any component thereof which represents a separate Draw Package “line item”) to exceed the applicable limitations with respect to such Improvements (or component) set forth in the applicable Draw Package; or
(iv)    Either of Preferred Member or the Construction Consultant determines at any time that the Improvements are not being constructed in accordance with the Plans and Specifications and all governmental requirements.
(g)    Notwithstanding anything to the contrary contained in this Agreement, in the event that the conditions precedent set forth in Section 6.9(c) are not met prior to the date that is three (3) full calendar months after the date hereof, Preferred Member shall provide written notice to Common Member informing it of the same. If the conditions precedent set forth in Section 6.9(c) are not met within thirty (30) days after receipt by Common Member of such written notice, then such event shall constitute a Material Non-Compliance Event for all purposes hereunder, Preferred Member may (if it so elects) immediately disburse to itself the entire balance of the Preferred Equity Investment Reserve, and Preferred Member shall have no further obligation to disburse any amounts from the Preferred Equity Investment Reserve.
ARTICLE VII
Taxes; Books and Records; Information
Section 7.1    Tax Returns. The Manager shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company (and each Subsidiary, if any). Within a reasonable time period before filing any such tax return, the Manager shall submit a draft thereof to the Members for their review and comment. In addition, Manager, within a reasonable time after a request by any Member therefor, shall from time to time provide to the members any tax projections requested by such Member. Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.
Section 7.2    Tax Elections. The Company’s (and each Subsidiary’s, if any) tax returns shall include such elections, and shall otherwise be completed, as the Manager shall determine, subject to Section 4.3(a). Neither the Company nor any Member may make an election for the Company or any Subsidiary to be taxed as a corporation under the Code or any similar provisions of applicable state law, and no provisions of this Agreement shall be interpreted to authorize any such election.
Section 7.3    Tax Matters Partner. (a) The Manager shall act as the “tax matters partner” of the Company, as provided in the regulations pursuant to Section 6231 of the Code. Each Member hereby approves such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Manager (i) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (ii) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes.

(b)    Notwithstanding the foregoing, in exercising its authority as tax matters partner: (i) the Manager shall give prompt notice to the Members of the receipt of any written notice of (w) any intention by any taxing authority to examine Company income tax returns, (x) the beginning of an administrative or judicial tax proceedings at the Company level, (y) the final Company administrative adjustment relating to the Company pursuant to Section 6223 of the Code or state or local equivalent, and (z) any request for the waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company; (ii) during the pendency of any administrative or judicial proceeding at the Company or Subsidiary level relating to income tax matters, the Manager shall furnish to each Member reports concerning the status of such proceeding at least once quarterly and more often as necessary to keep each Member reasonably informed of the progress of such proceeding; (iii) without the consent of Preferred Member, the Manager shall not enter into any extension of the period of limitations for making assessments or bind Preferred Member to any settlement agreement in respect of any administrative or judicial proceeding at the Company level relating to federal, state, or local income tax matters, and (iv) the Manager shall promptly notify each of the Members if the Company (or the Manager) does not intend to file for judicial review with respect to any final Company administrative adjustment relating to the Company.
Section 7.4    General Accounting Matters. At all times during the existence of the Company, the Manager shall keep or cause to be kept at the Company’s principal office true and complete books of account in accordance with the Required Accounting Standards, including: (a) a current list of the full name and business address of each Member; (b) a copy of the Certificate and all amendments thereto; (c) copies of the Company’s federal, state and local income tax returns and reports for the seven (7) most recent years; (d) copies of this Agreement and any financial statements of the Company for the seven (7) most recent years, and (e) all documents and information required under the LLC Act. Such books and records shall be available for examination and copying (at the expense of the Member who requests them) at such office by any Member and its duly authorized representatives.
Section 7.5    Accounting Basis for Tax Reporting Purposes; Fiscal Year. The books and records of the Company shall be kept on the accrual method of reporting for tax and financial reporting purposes. References to the taxable year of the Company shall mean its taxable year as determined under the Code, or if the context requires, its taxable year for state or local tax purposes.
Section 7.6    Reports. (a) In furtherance of the Manager’s obligations under this Agreement, the Manager (at the expense of the Company) shall provide (or cause to be provided) to the Members the following reports with respect to the Company and the Property, each in form reasonably approved by Preferred Member; provided, however, that Preferred Member may from time to time in its reasonable discretion change the content of such reports):
(b)    On or prior to the fifteenth (15th) calendar day following the end of each calendar month, the information for such month that is described in Schedule 7.6(a) hereto, in form reasonably satisfactory to Preferred Member;

(c)    On or prior to the thirtieth (30th) calendar day following the end of each calendar quarter, the information for such quarter that is described in Schedule 7.6(b) hereto, in form reasonably satisfactory to Preferred Member;
(d)    On or prior to the one hundred twentieth (120th) day following the end of each calendar year, the information for such year that is described in Schedule 7.6(d) hereto (with the information described in Schedule 7.6(c) to be prepared by the Manager and certified by a manager or financial officer of the Manager in accordance with the terms and provisions of this Agreement), in form reasonably satisfactory to Preferred Member;
(e)    Within sixty (60) days following the end of each calendar year, the information relating to the prior year that is described in Schedule 7.6(d); and
(f)    The Manager shall provide to Preferred Member true, correct and complete copies of all reports, analyses, recommendations and other documents and requests required pursuant to Exhibit D of the Property Management Agreement in accordance with the provisions thereof.
(g)    With reasonable promptness, the Manager shall provide Preferred Member with such other information and reports as Preferred Member may reasonably request from time to time, in form reasonably satisfactory to Preferred Member.
Section 7.7    Bank Accounts. All receipts, funds and income of the Company or any Subsidiary shall be deposited in the name of the Company in such banks or other financial institutions as are determined by the Manager. Withdrawals from said banks or other financial institutions (including the writing of checks or making wire transfers therefrom) shall be made only on signatures of such person or persons as shall be authorized by the Manager.
Section 7.8    Accounting Period. The accounting period of the Company shall be the Fiscal Year.
Section 7.9    Certain Notices; Correspondence with Senior Lender. (a) The Manager shall, promptly after obtaining knowledge of any of the following events, deliver written notice to Preferred Member of (i) any Material Non-Compliance Event or (ii) the filing of any action, suit or proceeding against or affecting the Manager, the Company, Common Member or the Property that, if adversely determined could, singly or collectively, (x) impair the validity or enforceability of this Agreement or any of the Guaranties, or (y) adversely affect the Company’s ability to pay the Preferred Return or redeem the Preferred Member Interest from and after the applicable Preferred Equity Redemption Date in accordance with the terms and provisions of this Agreement.
(b)    The Manager shall, immediately after receipt or delivery (as applicable), provide Preferred Member with copies of all notices, reports and correspondence that was delivered to, or received from, Senior Lender in connection with the Senior Loan.

ARTICLE VIII
Dissolution
Section 8.1    Dissolution. The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:
(a)    unanimous written agreement of the Members to dissolve and subsequently terminate the Company;
(b)    any other event that terminates the continued membership of any Member, but only if all of the remaining Members agree in writing to dissolve the Company;
(c)    the entry of a decree of judicial dissolution under the LLC Act;
(d)    the occurrence of any other event of dissolution under the provisions of this Agreement or, subject to the provisions of this Agreement to the contrary, the LLC Act; and
(e)    if all or substantially all of the Company Assets are sold or otherwise disposed of and the proceeds thereof distributed.
Section 8.2    Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Liquidator. The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such Company Assets as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.
Section 8.3    Final Distribution. Upon winding up of the Company, the assets of the Company shall be distributed in the following manner and order:
(a)    to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;
(b)    to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;
(c)    to the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company as provided in Section 18-804(b) of the LLC Act and, subject to such Section 18‑804(b), at the expiration of such period as the aforesaid person or persons may deem advisable, for distribution in the manner hereinafter provided; and
(d)    to pay, in accordance with the provisions of this Agreement applicable to such loans or in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor.
The remaining assets of the Company shall be applied and distributed to the Members in accordance with Section 6.5 or Section 10.6(d)(i), as applicable.

Section 8.4    Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article VIII, and the existence of the Company shall have been terminated in the manner required by the LLC Act. The Liquidator (or Members if necessary) shall take all other actions as may be necessary to terminate the Company.
Section 8.5    Claims of the Members. Current Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member or former Member.
ARTICLE IX
Transfer of Members’ Interests
Section 9.1    Restrictions on Transfer of Company Interests. (a) Except for Permitted Transfers and Transfers pursuant to Section 9.3, no Member may, directly or indirectly, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any part of its Interest (or permit any of the foregoing to occur), including any direct or indirect interest (whether legal or beneficial) in such Member (any such assignment, sale, exchange, transfer, pledge, hypothecation or other disposition of an Interest or a direct or indirect interest in a Member being herein collectively called a “Transfer”) to any Person without the prior written consent of all the Members. In the event of a partial Transfer of an Interest that is effectuated in accordance with the provisions hereof, such Transferee shall, for the purposes of this Article IX, be treated, together with the Member who transferred such Interest to the Transferee, as a single entity, with such transferor Member having the authority to make elections and give notices hereunder on behalf of such transferor Member and Transferee. Any such partial Transferee will be bound by the elections made by such transferor Member.
(b)    Upon any Transfer of a Member’s Interest in the Company in compliance with this Article IX, the Person (the “Transferee”) to whom the Member’s Interest was Transferred shall be admitted as a Member upon the Transferee’s written acceptance and adoption of all of the terms and provisions of this Agreement and delivery to the Manager by the transferring Member and its Transferee of any other documents and instruments, including any legal opinions, reasonably requested by the Manager. For all purposes hereof, the term “Common Member”, or “Preferred Member” shall be deemed to include any Transferee of such Member.
(c)    Notwithstanding the foregoing, no Transfer or substitution shall be recognized if the Manager reasonably believes that such Transfer or substitution would pose a material risk that the Company will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.
Section 9.2    Other Transfer Provisions. (a) Any purported Transfer by a Member of all or any part of its Interest in violation of this Article IX or the Senior Loan Documents shall be null and void and of no force or effect.

(b)    Except as provided in this Article IX, no Member shall have the right to withdraw from the Company prior to its termination and no additional Member may be admitted to the Company unless approved by the Members. In the event that a Member purports to resign as a Member, such Member shall not be entitled to receive any Distributions or fees and shall not otherwise be entitled to receive value for or in respect of its Interest except as otherwise expressly provided herein. Notwithstanding any provision of this Agreement to the contrary, a Member may not Transfer all or any part of its Interest if such Transfer would jeopardize the status of the Company as a partnership for federal income tax purposes, or would violate, or would cause the Company to violate, any applicable law or regulation, including any applicable federal or state securities laws or any document or instrument evidencing indebtedness of the Company secured by the Company Assets.
(c)    Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a substitute Member in place of the Member Transferring its Interest, or the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such substituted or additional Member. The admission of any person as a substitute or additional Member shall be conditioned upon such person or entity’s written acceptance and adoption of all the terms and provisions of this Agreement.
(d)    If any Interest of a Member is Transferred during any accounting period in compliance with the provisions of this Article IX, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Manager. All Distributions on or before the date of such Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and Distributions, the Company shall recognize a Transfer on the date that the Manager receives notice of the Transfer which complies with this Article IX from the Member Transferring its Interest.
(e)    If a Member Transfers its Interest in accordance with this Agreement, then, at the election of such Member, the Company will make a Section 754 election under the Code.
Section 9.3    Sale of Interest by Preferred Member. Notwithstanding anything contained in this Agreement to the contrary, at any time Preferred Member shall have the unilateral right to cause a sale or other Transfer of its entire Interest in the Company (a “ROFO Sale”) to any Qualified Transferee, in each case subject to Common Member’s right of first offer as set forth in this Section 9.3.
(a)    To cause a ROFO Sale, Preferred Member shall give written notice (a “ROFO Notice”) to Common Member. Common Member shall have the right, but not the obligation, to offer to purchase the entire Interest of Preferred Member by providing written notice (a “ROFO Offer”) to Preferred Member within five (5) Business Days after receipt of the ROFO Notice (the “ROFO Notice Period”). The ROFO Offer shall specify a valuation stating the aggregate dollar amount that Common Member would be willing to pay if it were a third party for the Preferred Member’s Interest as of that date free and clear of all liabilities thereon, which amount shall not be less than the amount that Common Member would be required to pay to Preferred Member to redeem the Preferred Member Interest in accordance with Section 10.4(a)(ii) on the date that the ROFO Offer is sent (such amount, the “ROFO Purchase Price”). Preferred Member may accept or reject the ROFO Offer by providing Common Member with written notice of the same (a “ROFO Acceptance” or “ROFO Rejection,” as applicable). Preferred Member’s failure to deliver a ROFO Acceptance or ROFO Rejection within thirty (30) days after receipt of a ROFO Offer shall be deemed to be a ROFO Rejection delivered by Preferred Member as of the expiration of such period. Common Member’s failure to deliver a ROFO Offer prior to the expiration of the ROFO Notice Period shall be deemed to be a ROFO Rejection delivered by Preferred Member as of the date of the expiration of the ROFO Notice Period with a deemed ROFO Purchase Price of zero.
(b)    In the event of a ROFO Rejection, Preferred Member shall have the right to complete the ROFO Sale with a Qualified Transferee during a six (6) month period following the date of such ROFO Rejection (the “ROFO Market Period”); provided, however, that the gross purchase price paid by the Qualified Transferee shall be at least ninety-five percent (95%) of the ROFO Purchase Price and the ROFO Sale shall be on material terms that are substantially the same as those available to Common Member. In the event that the ROFO Sale is not consummated prior to the expiration of the ROFO Market Period, Preferred Member must again comply with all of the requirements of this Section 9.3 and Common Member shall have all of the rights set forth in this Section 9.3.
(c)    In the event of a ROFO Acceptance, Common Member shall provide Preferred Member with a non-refundable deposit of ten percent (10%) of the ROFO Purchase Price within five (5) Business Days after such acceptance (the “ROFO Deposit Period”), and Common Member and Preferred Member shall proceed toward the closing of the purchase of Preferred Member’s entire Interest, which closing shall occur not later than thirty (30) days following the expiration of the ROFO Deposit Period (the “ROFO Closing Deadline”). At the closing, Common Member shall pay to Preferred Member the ROFO Purchase Price (less the amount of the deposit) and Preferred Member shall transfer to Common Member its entire Interest free and clear of all liens, claims and encumbrances. Each of the Members hereby acknowledges and agrees to cooperate and act in good faith in connection with such sale and shall otherwise reasonably assist the other in connection therewith.
(d)    If Common Member fails to provide a deposit prior to the expiration of the ROFO Deposit Period or the closing of the sale of Preferred Member’s Interest fails to occur prior to the ROFO Closing Deadline (through no fault of Preferred Member), Common Member shall forfeit any rights to make a ROFO Offer in connection with a future sale or other Transfer to a Qualified Transferee, Preferred Member shall be entitled to retain Common Member’s deposit (if applicable) as liquidated damages and Preferred Member shall thereafter be free, at any time and from time to time, to sell its Interest to any Qualified Transferee at such price as Preferred Member determines to be satisfactory without compliance with the provisions of this Section 9.3. The parties acknowledge that it would be impractical and extremely difficult to estimate the damages which Preferred Member may suffer in connection with a default by Common Member under this Section 9.3. Therefore, the parties have agreed that a reasonable estimate of the total net detriment that Preferred Member would suffer in such event is and shall be the right of Preferred Member to receive Common Member’s deposit as liquidated damages, as its sole and exclusive remedy under this Section 9.3. Such liquidated damages are not intended as a forfeiture or penalty within the meaning of applicable law.
ARTICLE X
Preferred Member Provisions
Section 10.1    Current Return Reserve. (a) Simultaneously with the execution of this Agreement, the Manager shall establish and maintain with Preferred Member a preferred return reserve (the “Current Return Reserve”), which shall be funded by Preferred Member by depositing (or causing to be deposited) into the Current Return Reserve a portion (in cash) of the Preferred Equity Investment in an initial amount of up to Six Million Nine Hundred Seventy-Five Thousand Dollars ($6,975,000) as follows: (i) on the date hereof, an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000), (ii) on the first day of the sixth (6th) month following the date hereof, an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000), (iii) on the first day of the twelfth (12th) month following the date hereof, an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000), (iv) on the first day of the seventeenth (17th) month following the date hereof, an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000), (v) on the first day of the twenty-third (23rd) month following the date hereof, an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000), and (vi) on the first day of the twenty-seventh (27th) month following the date hereof, in such amount as set forth in Section 10.1(c), subject to the terms thereof. The funds held in the Current Return Reserve shall be held therein until released therefrom and applied in accordance with the provisions of Sections 10.1(b), 10.1(e) and/or 10.1(f).
(b)    If Common Member shall fail to cause the Company to make (i) any monthly payment of Current Return when due (the “Monthly Payment”), or (ii) any portion of the Monthly Payment, then Preferred Member shall, to the extent the amount is then available in the Current Return Reserve, automatically, without the need for prior notice to, or consent given by, any other Member or Manager, withdraw from the Current Return Reserve and retain for itself the difference (the “Shortfall”) between the Monthly Payment and the amount actually Distributed by the Company to Preferred Member in respect of a Monthly Payment in accordance with this Agreement (if any). The Members hereby acknowledge that the purpose of the Current Return Reserve is to supplement Net Cash Flow and Net Capital Proceeds to make Distributions to Preferred Member in accordance with this Agreement of all Monthly Payments in full when due hereunder.
(c)    Subject to the last sentence of this Section 10.1(c), if at any time during the period commencing on the first day of the twenty-seventh (27th) month following the date hereof and ending on the date on which the operations of the Property achieves a Debt Service Coverage Ratio (as used and defined in the Senior Loan Agreement) of 1.15 to 1.0 the balance of the Current Return Reserve is less than an amount in cash sufficient to pay for at least the succeeding three (3) months of Current Return, then Preferred Member shall have the right (but not the obligation) to make an additional Capital Contribution (which, for the avoidance of doubt, shall increase the amount of the Preferred Equity Investment) in an amount equal to the lesser of (x) Nine Hundred Seventy-Five Thousand Dollars ($975,000) and (y) the then current sum of all accumulated cash generated from the operations of the Property available for distribution and/or payment by the Company pursuant to the terms and provisions of the Senior Loan Agreement and this Agreement on the date on which the operations of the Property achieves a Debt Service Coverage Ratio of 1.15 to 1.0 (such sum referenced in the foregoing clause (y) shall be referred to herein as “Excess Cash”). The amount of the additional Capital Contribution actually funded (if any) by Preferred Member pursuant to this Section 10.1(c) shall be referred to herein as the “Supplemental Capital Contribution”. If actually funded by Preferred Member, the Supplemental Capital Contribution shall be directly deposited into the Current Return Reserve and be released therefrom in accordance with Sections 10.1(a) (to supplement any Shortfall), 10.1(e) and/or 10.1(f) (to the extent applicable). Notwithstanding anything to the contrary contained in this Agreement, the decision whether or not to fund the Supplemental Capital Contribution shall be in the sole and absolute discretion of Preferred Member.
(d)    Each of the Members hereby acknowledges and agrees that on the date on which the operations of the Property achieves a Debt Service Coverage Ratio of 1.15 to 1.0, all Excess Cash shall be distributed and applied as follows: (i) first, one hundred percent (100%) of such monies shall be directly Distributed to Preferred Member to reduce the Net Preferred Equity Investment by an amount up to, but not exceeding, the Supplemental Capital Contribution, and (ii) thereafter, one hundred percent (100%) of such monies shall be deposited directly into the Current Return Reserve and held therein until released therefrom in accordance with Sections 10.1(a) (to supplement any Shortfall), 10.1(e) and/or 10.1(f) (to the extent applicable).
(e)    So long as no Senior Loan Default, Manager Default or any other default under this this Agreement has occurred and is continuing, at such time that the operations of the Property for two (2) consecutive full calendar months (i) achieves a Debt Service Coverage Ratio of 1.15 to 1.0, (ii) generate sufficient cash flow to currently pay all amounts owed to the Senior Lender pursuant to the Senior Loan Documents and (iii) generate sufficient cash flow to currently pay all amounts owed to Preferred Member pursuant to this Agreement (including the Current Return), an amount equal to the positive difference (if any) between (x) the then current balance of the Current Return Reserve and (y) an amount in cash sufficient to pay for at least the succeeding three (3) months of Current Return shall be immediately released from the Current Return Reserve and be directly Distributed to Preferred Member to reduce the Net Preferred Equity Investment.
(f)    Notwithstanding anything to the contrary herein, Common Member shall, at all times immediately following the first day of the twenty-seventh (27th) month following the date hereof, maintain a minimum balance in the Current Return Reserve in an amount in cash sufficient to pay for at least the succeeding three (3) months of Current Return; provided, however, that Common Member shall be permitted to request that Preferred Member make the Supplemental Capital Contribution in accordance with Section 10.1(c) in order to satisfy the foregoing obligation of Common Member. Notwithstanding anything to the contrary herein, each Guarantor irrevocably and unconditionally guarantees and covenants and agrees to pay any amount required to fulfill Common Member’s obligations pursuant to this Section 10.1(f). Upon Common Member’s forfeiture of its entire Interest (free and clear of all liens, claims and encumbrances) to Preferred Member, each Guarantor’s obligations pursuant to this Section 10.1(f) shall terminate.

Section 10.2    Cash Management. Each of the Members hereby acknowledges and agrees that for so long as the Senior Loan remains outstanding, all amounts in respect of the Property payable to the Company in accordance with the Senior Loan Documents shall be deposited and distributed in compliance with the applicable provisions of the Senior Loan Documents and this Agreement.
Section 10.3    Mandatory Redemption; Right to Extend. (a) On the applicable Preferred Equity Redemption Date, Common Member shall be obligated to cause the Company to redeem the entire Preferred Member Interest by payment to Preferred Member (by wire transfer of immediately available funds to an account designated by Preferred Member) of (i) the Preferred Equity Redemption Amount, (ii) all reasonable actual and verifiable third party costs and expenses incurred by Preferred Member in connection with the redemption of the Preferred Member Interest in accordance with this Section 10.3, and (iii) any and all reasonable fees and expenses and other amounts due and payable to Preferred Member (or its Affiliates) hereunder or under any of the Guaranties.
(b)    From and after the receipt by Preferred Member of the amounts referenced in Section 10.3(a), and solely if Common Member has obtained in writing any necessary consents of the Senior Lender required under the Senior Loan Documents (including the execution and delivery by Common Member, whether in its capacity as a Member or Manager hereunder, of all documents reasonably required by Preferred Member or Senior Lender to redeem the Preferred Member Interest in accordance with this Section 10.3), Preferred Member shall immediately be deemed to have resigned from the Company, Preferred Member’s entire Interest in the Company (including the Preferred Member Interest) shall immediately terminate and be cancelled and Preferred Member shall have no further rights or obligations under this Agreement, except for any rights of indemnification or other claims accruing prior to such date or which by their terms survive such resignation.
(c)    Common Member shall have the right to extend (the “First Option to Extend”) the Preferred Equity Redemption Date from the Preferred Equity Original Redemption Date to the Preferred Equity First Extended Redemption Date, so long as each of the following conditions shall be satisfied:
(i)    Common Member shall, not later than thirty (30) days prior to the Preferred Equity Original Redemption Date, provide written notice to Preferred Member specifying Common Member’s election to exercise the First Option to Extend (which notice shall be irrevocable);
(ii)    As of the date of Common Member’s delivery of the notice of election to exercise the First Option to Extend, and as of the Preferred Equity Original Redemption Date, no Material Non-Compliance Event shall have occurred, and no event or condition that, with the giving of notice or the passage of time or both, would constitute a Material Non-Compliance Event shall have occurred, and Common Member shall so certify in writing;
(iii)    Common Member shall execute, or cause the execution of, all documents reasonably required by Preferred Member to exercise the First Option to Extend;

(iv)    Common Member shall comply (and, to the extent applicable, cause the Manager and the Company to comply) with the requirements of Section 10.1;
(v)    On the Preferred Equity Original Redemption Date, Common Member shall pay to Preferred Member (by wire transfer of immediately available funds to an account designated by Preferred Member) an extension fee in the amount of twenty-five basis points (0.25%) of the Preferred Equity Investment;
(vi)    The Property shall have achieved a physical occupancy of either (x) at least eighty-five percent (85%) with respect to the total square footage of the Property (including all retail space) or (y) at least ninety percent (90%) with respect to the total square footage of the Property (excluding all retail space); and
(vii)    As of the date of Common Member’s delivery of the notice of its election to exercise the First Option to Extend, the Preferred Equity Extension Yield shall not be less than seven percent (7.0%) (provided, however, that in the event the Preferred Equity Extension Yield is not met, Common Member may, to the extent possible and permitted by the Senior Loan Documents, pay down the Net Preferred Equity Investment such that the Preferred Equity Extension Yield is met).
(d)    If Common Member exercised the First Option to Extend and the Preferred Equity Original Redemption Date was extended to the Preferred Equity First Extended Redemption Date in accordance with Section 10.3(c), Common Member shall have the right to further extend (the “Second Option to Extend”) the Preferred Equity Redemption Date to the Preferred Equity Second Extended Redemption Date, so long as each of the following conditions shall be satisfied:
(i)    Common Member shall, not later than thirty (30) days prior to the Preferred Equity First Extended Redemption Date, provide written notice to Preferred Member specifying Common Member’s election to exercise the Second Option to Extend (which notice shall be irrevocable);
(ii)    As of the date of Common Member’s delivery of the notice of election to exercise the Second Option to Extend, and as of the Preferred Equity First Extended Redemption Date, no Material Non-Compliance Event shall have occurred, and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Material Non-Compliance Event shall have occurred, and Common Member shall so certify in writing;
(iii)    Common Member shall execute, or cause the execution of, all documents reasonably required by Preferred Member to exercise the Second Option to Extend;
(iv)    Common Member shall comply (and, to the extent applicable, cause the Manager and the Company to comply) with the requirements of Section 10.1;
(v)    On the Preferred Equity First Extended Redemption Date, Common Member shall pay to Preferred Member (by wire transfer of immediately available funds to an account designated by Preferred Member) an extension fee in the amount of twenty-five basis points (0.25%) of the Preferred Equity Investment;
(vi)    The Property shall have achieved a physical occupancy of either (x) at least eighty-five percent (85%) with respect to the total square footage of the Property (including all retail space) or (y) at least ninety percent (90%) with respect to the total square footage of the Property (excluding all retail space); and
(vii)    As of the date of Common Member’s delivery of the notice of its election to exercise the Second Option to Extend, the Preferred Equity Extension Yield shall not be less than eight percent (8.0%) (provided, however, that in the event the Preferred Equity Extension Yield is not met, Common Member may, to the extent possible and permitted by the Senior Loan Documents, pay down the Net Preferred Equity Investment such that the Preferred Equity Extension Yield is met).
(e)    Notwithstanding anything to the contrary contained in this Agreement, if Common Member fails to cause the Company to redeem the Preferred Member Interest in accordance with Sections 10.3(a) and 10.3(b) on or prior to the applicable Preferred Equity Redemption Date (as may be extended pursuant to Sections 10.3(c) and 10.3(d)) it shall be a Material Non-Compliance Event.
Section 10.4    Elective Redemption. (a) Common Member shall have the right at any time to cause the Company to redeem the Preferred Member Interest in whole (but not in part), so long as each of the following conditions shall be satisfied:
(i)    Common Member shall, not later than thirty (30) days prior to the applicable Preferred Equity Redemption Date, provide written notice to Preferred Member specifying Common Member’s election to cause the Company to redeem the Preferred Member Interest in accordance with this Section 10.4 (which notice shall be irrevocable);
(ii)    Common Member shall pay to Preferred Member (by wire transfer of immediately available funds to an account designated by Preferred Member) (w) the Preferred Equity Redemption Amount, (x) solely if the applicable redemption date is prior to the Preferred Equity Yield Protection Date, the Preferred Equity Yield Protection Amount, (y) all actual third party costs and expenses incurred by Preferred Member in connection with the redemption of the Preferred Member Interest in accordance with this Section 10.4, and (z) any and all fees and expenses and other amounts due and payable to Preferred Member hereunder or under any of the Guaranties; and
(iii)    Common Member shall obtain in writing any necessary consents of the Senior Lender required thereunder (including the execution and delivery by Common Member, whether in its capacity as a Member or Manager hereunder, of all documents reasonably required by Preferred Member or Senior Lender to redeem the Preferred Member Interest in accordance with this Section 10.4).
(b)    Upon Common Member’s satisfaction of each of the conditions referenced in Section 10.4(a), Preferred Member shall immediately be deemed to have resigned from the Company, Preferred Member’s entire Interest in the Company (including the Preferred Member

Interest) shall immediately terminate and be cancelled and Preferred Member shall have no further rights or obligations under this Agreement, except for any rights of indemnification or other claims accruing prior to such date or which by their terms survive such resignation.
Section 10.5    Material Non-Compliance Event. A “Material Non-Compliance Event means any one of the following:
(a)    the Preferred Member Interest has not been redeemed pursuant to Sections 10.3(a), 10.3(b) or 10.4 by the applicable Preferred Equity Redemption Date;
(b)    the failure of the Company or Common Member to pay, or cause to be paid, (i) any monthly installment of the Current Return within five (5) Business Days following the applicable Distribution Date or (ii) any other sum required to be paid by the Company or Common Member to Preferred Member hereunder within five (5) Business Days following the date same is due and payable;
(c)    the occurrence of any Manager Default;
(d)    the occurrence of any Senior Loan Monetary Default;
(e)    the receipt by the Company of a written notice delivered by Senior Lender informing the Company of the occurrence and continuation of a Senior Loan Non-Monetary Default beyond all applicable cure periods under the Senior Loan Documents;
(f)    any Transfer by Common Member in violation of the terms of this Agreement;
(g)    if any representation or warranty made by Common Member herein or in any report, certificate, financial statement or other instrument, agreement or document furnished to Preferred Member shall have been false or misleading in any material respect as of the date such representation or warranty was made;
(h)    if any money judgment, writ or warrant of attachment, or similar process involving an amount in the aggregate at any time in excess of One Million Dollars ($1,000,000) (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against the Company, Common Member or any Guarantor and remains undischarged, unvacated, unbonded, uninsured or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;
(i)    if the Company continues to fail in any material respect to comply with the provisions of Section 2.6 beyond the date that is thirty (30) days after notice is delivered by Preferred Member to the Manager of any such failure, other than an unintentional non-material breach and such unintentional non-material breach is not reasonably expected to result in a subsequent consolidation of the Company with any other Person or entity;
(j)    (i) any breach by any Guarantor of its obligations set forth in Section 10.1 that remains uncured beyond the date that is three (3) Business Days after such breach, (ii) any breach by any Guarantor of the covenants and obligations set forth in Section 11.3 (provided, however, that solely with respect to the obligations of any Guarantor pursuant to Section 11.3 relating to Net Worth, each Guarantor shall have the right to cure any Net Worth deficiency within thirty (30) days after the date on which Preferred Member notifies Common Member or such Guarantor of such Net Worth deficiency), or (iii) any default by, or breach of any obligations of, either of a Guarantor or Common Member under any of the Senior Loan Documents (after the lapse of any applicable notice and cure period expressly set forth therein) or any Guaranty;
(k)    the occurrence of any Bankruptcy Event with respect to Common Member, any Guarantor or the Company;
(l)    (i) any failure of the Manager to comply with (or, to the extent applicable, cause the Company, Common Member or a Guarantor to comply with) Section 4.3(a) and (ii) any failure of the Manager to comply with (or, to the extent applicable, cause the Company, Common Member or a Guarantor to comply with) Sections 10.1 or 10.2 that continues beyond the date that is three (3) Business Days after such failure; or
(m)    if Preferred Member has not received at least one of (i) a legal opinion (in portable document format with original copies to promptly follow) issued by Waller Lansden Dortch & Davis, LLP as counsel for Common Member and Guarantors, covering due authorization, execution and delivery and enforceability of this Agreement and the Guaranties within five (5) Business Days after the date hereof or (ii) a legal opinion (in portable document format with original copies to promptly follow) issued by other counsel for Common Member and Guarantors, covering due authorization, execution and delivery and enforceability of this Agreement and the Guaranties within fifteen (15) Business Days after the date hereof.
Section 10.6    Remedies Upon a Material Non-Compliance Event. (a) At any time that a Material Non-Compliance Event exists, Preferred Member may, in addition to any other rights or remedies available to it under this Agreement (including pursuant to Sections 4.1(b), 4.1(c) and 4.3), or at law or in equity, take such action, without notice or demand, as it reasonably deems advisable to protect and enforce its rights against the Company, Common Member or Guarantors and in and to the Property or any one or more of them, including the following actions, each of which may be pursued singly, concurrently or otherwise, at such time and in such order as Preferred Member may determine, in its sole discretion, without impairing or otherwise affecting any other rights and remedies of Preferred Member hereunder, at law or in equity:
(i)    Subject to Section 10.6(d), following a Material Non-Compliance Event, Preferred Member shall have the right, exercisable at any time upon twenty (20) Business Days’ notice to Common Member of such Material Non-Compliance Event (a “Wipeout Notice”), and solely if such Material Non-Compliance Event is not cured within such twenty (20) Business Day period, to elect that the total Capital Contributions made by Common Member as of such date be transferred to Preferred Member and, at Preferred Member’s option, Common Member shall be deemed to have resigned from the Company and shall cease to be a Member of the Company and shall have no further rights with respect to the Company, any distributions made by the Company or the Property. Common Member agrees to promptly and timely execute and deliver any such documents, instruments or certificates as Preferred Member or its designee may reasonably request to evidence such transfer. Solely for tax purposes, the redemption by Preferred Member of Common Member shall be treated as a purchase by Preferred Member of Common Member’s one hundred percent (100%) limited liability company interest in the Company, and the parties hereto agree to report any such transaction consistent therewith. The Members agree that the remedy provisions set forth in this Section 10.6(a)(i), subject to Section 10.6(d), are fair and equitable given the substantial damage and uncertainty that will be suffered by Preferred Member as result of a Material Non-Compliance Event and the difficulty in determining and mitigating such damage. Any and all transfer taxes or other taxes, third party costs and expenses payable or incurred by Preferred Member (including enforcement costs and expenses and reasonable attorney’s fees) in connection with the transactions and enforcement of the rights of Preferred Member contemplated by this Section 10.6(a)(i) shall be the sole responsibility of Common Member; or
(ii)    Preferred Member may perform, or cause the performance of, any agreement the Company, Common Member or Guarantors fail to perform under this Agreement or the Senior Loan Documents, including a failure to pay real property taxes or insurance premiums with respect to the Property; or
(iii)    Require the Manager to cause the Company to immediately prepay to Preferred Member (by wire transfer of immediately available funds to an account designated by Preferred Member) (x) the Preferred Equity Redemption Amount, and (y) solely if the applicable redemption date is prior to the Preferred Equity Yield Protection Date, the Preferred Equity Yield Protection Amount; or
(iv)    Apply all amounts in any reserve account maintained by Preferred Member or the Company under this Agreement and any amounts from time to time in any cash management account, if any, maintained by Preferred Member toward prepayment of the applicable amounts referenced in Section 10.6(a)(iii) and all other amounts payable to Preferred Member under this Agreement.
(b)    In the event that Common Member is removed by Preferred Member as “Manager” hereunder pursuant to Section 4.1(b) and replaced by Preferred Member with a successor Manager pursuant to Section 4.1(c), and/or if Common Member is removed as a Member pursuant to Section 10.6(a)(i), the former Manager and the Company shall execute all documentation requested by Preferred Member (including the removal of Common Member as “Manager” hereunder or its officers from any bank signature cards and adding Preferred Member and/or its officers to such accounts) and, if requested by Preferred Member, cooperate in transferring all bank accounts of the Company to accounts under the control of Preferred Member.
(c)    Notwithstanding anything contained in this Agreement to the contrary, upon Preferred Member’s exercise of its rights under 10.6(a) and/or Section 4.1 (such date, the “Exercise Date”), the amounts owed and payable to Preferred Member hereunder and the Guarantors’ obligations under the Guaranties shall in no way be offset, reduced or mitigated by the value of the Property or any direct or indirect interest in the Property or any income, profit or gain realized by Preferred Member from and after the Exercise Date from the operation, revenue, profit, income, proceeds or sale of the Company or the Property or any other source, it being understood and agreed by the Members that (i) Guarantors’ obligations hereunder shall remain in full force and effect from and after the Exercise Date and may only be satisfied, reduced or offset by payments of Common Member and/or Guarantors and/or from amounts applied on behalf of Common Member under Section 10.6(a)(iv) hereof and (ii) Preferred Member shall not be required to mitigate damages or take any other action to reduce, collect or enforce the amounts payable hereunder to Preferred Member.
(d)    Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 10.6(c), at any time within twenty (20) Business Days after delivery of a Wipeout Notice, Common Member shall have the right to send an Appraisal Notice as set forth in this Section 10.6(d). Solely if Common Member reasonably believes in good faith that the Residual Interest (as calculated in accordance with the definition thereof) would be greater than zero, then Common Member may deliver a notice (an “Appraisal Notice”) demanding that the Appraised Value of the Company Assets as of the Wipeout Date be determined. From the time an Appraisal Notice is delivered until the amount of the Residual Interest is determined (unless all Material Non-Compliance Events have been cured prior to the Wipeout Date), all Net Cash Flow and Net Capital Proceeds shall be held (and not distributed) by the Company. If the Residual Interest is zero, then (unless all Material Non-Compliance Events have been cured prior to the Wipeout Date) Common Member may be removed as a Member of the Company as provided in Section 10.6(a)(i)). If the Residual Interest is greater than zero, then (unless all Material Non-Compliance Events have been cured prior to the Wipeout Date):
(i)    All distributions of Net Cash Flow and Net Capital Proceeds from and after the Wipeout Date shall be distributed as follows:
(1)    First, one hundred percent (100%) to Preferred Member and any Additional Member(s) (divided between or among them as shall be determined by such Members), until an amount has been distributed in accordance with this Section 10.6(d)(i)(1) equal to a preferred return on any Post-Wipeout Contributions of nineteen percent (19%) per annum, compounded monthly;
(2)    Second, one hundred percent (100%) to Preferred Member and any Additional Member(s) (divided between or among them as shall be determined by such Members), until an amount has been distributed in accordance with this Section 10.6(d)(i)(2) equal to any Post-Wipeout Contributions;
(3)    Third, one hundred percent (100%) to Preferred Member and any Additional Member(s) (divided between or among them as shall be determined by such Members), until an amount has been distributed in accordance with this Section 10.6(d)(i)(3) equal to the Wipeout Preferred Amount;
(4)    Fourth, one hundred percent (100%) to Common Member until Common Member has received an amount equal to the Residual Interest; and
(5)    Thereafter, to Preferred Member and any additional Member that may be admitted to the Company from time to time after the

Exercise Date (divided between or among them as shall be determined by such Members).
(ii)    Common Member shall remain a Member of the Company until Common Member has received the Residual Interest in full in accordance with Section 10.6(d)(i)(4) (at which time Common Member shall be deemed removed as a Member of the Company as provided in Section 10.1(a)(i)); provided, however, that from the Wipeout Date until Common Member’s removal, Common Member shall be entirely passive and have no rights as a Member to participate in the management or decision-making of the Company under this Agreement, except as set forth in Section 4.1(c)(v).
Section 10.7    Preferred Interest Transactions. The Company and Common Member (in its capacity as a Member and the Manager) shall reasonably cooperate with Preferred Member, at Preferred Member’s sole cost and expense, in connection with the sale, participation or other Transfer of Preferred Member’s Interest (or any part thereof) to a Qualified Transferee or an Eligible Assignee as each may be permitted hereunder and in accordance with the Senior Loan Documents, which cooperation shall include (i) obtaining required approvals for any such transfers from Senior Lender, (ii) providing additional information regarding the Company or its Affiliates, Common Member or its Affiliates and the Property, including additional appraisals, environmental reports, engineering reports and similar due diligence materials, (iii) supplying such documentation, financial statements and reports, if any, that may be required to comply with U.S. federal securities laws and the laws of the State of Delaware, (iv) re-executing or making modifications to this Agreement, the Guaranties or the organizational documents of the Company or any of its Affiliates or Common Member or any of its Affiliates, provided that no such modification, revision, additional documentation or other action in connection with such cooperation shall increase the obligations or decrease the rights of the Company, Common Member or Guarantors pursuant to this Agreement or the Guaranties, (v) revising existing opinions or supplying additional opinions, (vi) delivering tenant estoppel letters, subordination agreements or similar agreements, and (vii) participating in meetings and presentations to any prospective purchasers.
ARTICLE XI
Senior Loan; Guaranties; and Covenants of Guarantors
Section 11.1    Senior Loan. Each of the Members hereby acknowledges that, as of the date hereof, the Property is encumbered by the Senior Loan and, in connection therewith, each of the Company and Guarantors have entered into the Senior Loan Documents and the Guaranties to which it is a party. If requested by Preferred Member, each of the Members and the Manager agrees to provide its reasonable cooperation to cause the Senior Lender or any lender(s) providing any refinancing of the Senior Loan as may be permitted under this Agreement to enter into a recognition agreement or other similar arrangement with Preferred Member pursuant to customary documentation for such transactions (all such documentation subject to the approval of Preferred Member in the exercise of its sole and absolute discretion).
Section 11.2    Recourse Liability. (a) Other than as expressly provided herein or in any Guaranty executed and delivered by Guarantors and/or Common Member in connection with this Agreement or any guaranty or indemnity executed and delivered by Guarantors, Common

Member and/or the Company in connection with the Senior Loan, the Preferred Equity Investment by Preferred Member and the obligations of Common Member, the Manager and Guarantors under this Agreement shall be non-recourse to Common Member, the Manager and Guarantors.
(b)    Notwithstanding anything to the contrary contained in this Agreement, none of Preferred Member or any of its Affiliates shall have any obligation to provide any guaranty or indemnity of any of the Company’s obligations to any party in connection with the Senior Loan or any other financing of the Property or otherwise.
Section 11.3    Guarantor Covenants. So long as the Preferred Member Interest remains outstanding, (a) DJ2 LLC shall, at all times, (i) maintain a Net Worth of not less than Fifty Million Dollars ($50,000,000) and Liquid Assets of not less than Five Million Dollars ($5,000,000), and (ii) furnish to Preferred Member annually, within ninety (90) days after the end of each calendar year, a certificate certifying that, at all times during such calendar year, DJ2 LLC maintained a Net Worth of not less than Fifty Million Dollars ($50,000,000) and Liquid Assets of not less than Five Million Dollars ($5,000,000), and (b) Elcano II LLC shall, at all times, (x) maintain a Net Worth of not less than Eighteen Million Dollars ($18,000,000), and (y) furnish to Preferred Member annually, within ninety (90) days after the end of each calendar year, a certificate certifying that, at all times during such calendar year, Elcano II LLC maintained a Net Worth of not less than Eighteen Million Dollars ($18,000,000). For purposes hereof, “Net Worth” means, as of a given date, (i) the total assets of a Guarantor as of such date less (ii) a Guarantor’s total liabilities as of such date, determined in accordance with sound accounting principles, consistently applied. “Liquid Assets” means assets of a Guarantor in the form of cash, cash equivalents, readily marketable securities traded on a national exchange or on the National Association of Securities Dealers Automatic Quotations (NASDAQ), obligations of the United States of America or any agency or instrumentality thereof, or guaranteed by the United States of America, corporate debt securities traded on a national exchange, certificates of deposit issued by a commercial bank having net assets of not less than Five Hundred Million Dollars ($500,000,000), other liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market, and such other investments as may be acceptable to Preferred Member in its sole and absolute discretion.
ARTICLE XII
Miscellaneous
Section 12.1    Representations and Covenants by the Members. Each Member represents, warrants, covenants, acknowledges and agrees that:
(a)    It is a corporation, limited liability company or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized.

(b)    This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it are duly authorized, executed and delivered by and are and will be binding and enforceable against it.
(c)    Neither (i) the execution and delivery of this Agreement and the performance of its obligations hereunder nor (ii) the acquisition by the Company of the Property will conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it (or any of its Affiliates) is a party or by which it (or any of its Affiliates) is bound or to which any of its (or any of its Affiliate’s) property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any Governmental Entity, that would materially and adversely affect the performance of its duties hereunder; such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder.
(d)    There is no action, suit or proceeding pending or, to its knowledge, threatened against it in any court or by or before any other Governmental Entity that would prohibit its entry into or performance of this Agreement.
(e)    This Agreement is a binding agreement on the part of such Member enforceable in accordance with its terms against such Member, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(f)    It has been advised to engage, and has engaged, its own counsel (whether in-house or external) and any other advisors it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Member), it is capable of evaluating the risks and merits of an investment in the Interest and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for another Member or to create an attorney-client relationship between a Member and counsel for another Member.
(g)    It is acquiring the Interest for investment purposes for its own account only and not with a view to, or for sale in connection with, any distribution of all or a part of the Interest.
(h)    It is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, and it represents that it is an “accredited investor” within the meaning of that Rule.
(i)    It is not required to register as an “investment company” within the meaning ascribed to such term by the Investment Company Act of 1940, as amended, and covenants that it shall at no time while it is a Member of the Company conduct its business in a manner that requires it to register as an “investment company”.
(j)    Each Member and each Person owning a ten percent (10%) or greater direct or indirect interest in such Member (A) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation) and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order of the President of the United States. Such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. This Section 12.1(j) shall not apply to any Person to the extent that such Person’s interest in the Member is through either (x) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person or (y) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of the U.S. Employee Retirement Income Security Act of 1974, as amended.
(k)    It acknowledges and agrees that Bryan Cave LLP serves as counsel to Preferred Member, and that Bryan Cave LLP does not serve as counsel to any other Member. Every Member other than Preferred Member acknowledges and agrees that it does not have an attorney-client relationship with Bryan Cave LLP, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means.
(l)    It acknowledges and agrees that Joel M. Carlins and Associates, Waller Lansden Dortch & Davis, LLP, and The Selig Law Firm, P.C. (collectively, “Common Member’s Counsel”) serves as counsel to Common Member, and that Common Member’s Counsel does not serve as counsel to any other Member. Every Member other than Common Member acknowledges and agrees that it does not have an attorney-client relationship with any of Common Member’s Counsel, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means. Every Member other than Common Member also acknowledges that, at the Manager’s discretion, any of Common Member’s Counsel may represent the Company following the date of this Agreement. Each Member has been given the opportunity to evaluate Common Member’s Counsel’s role as described in this Section 12.1(l), and to consider any conflict of interest which may develop therefrom. Each Member has been advised to seek independent counsel to advise it as to this waiver of conflict. After consultation with such independent counsel, each Member hereby consents to Common Member’s Counsel’s representation of the Company and Common Member.
(m)    It shall comply and shall cause the Company to comply with all requirements of law relating to money laundering, anti-terrorism, bribery, corrupt practices, trade embargos and economic sanctions, now or hereafter in effect and shall immediately notify the other Members in writing if it becomes aware that any of the foregoing representations, warranties or covenants are no longer true or have been breached or if the Member has a reasonable basis to believe that they may no longer be true or have been breached.

(n)    Other than the Broker (whose collective fees shall be payable by the Company on the date hereof and for which none of the Members shall be required to make any Capital Contributions beyond those described in Section 5.1(a)), it has not dealt with any broker or finder in connection with its entering into this Agreement and shall indemnify the other Members for all costs, damages and expenses (including reasonable attorneys’ fees) which may arise out of a breach of the aforesaid representation and warranty. Each of the Members agrees to pay any applicable fees and expenses due any broker or finder that such Member has engaged.
(o)    It recognizes that the Interests have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and are being sold pursuant to the exemptions from registration offered by Section 4(2) of such Act and by applicable state law provisions, and as a consequence its Interest must be held indefinitely, unless it is subsequently registered under the Securities Act of 1933, as amended, and applicable state securities laws, or an exemption from such registration is available, so that each Member must bear the economic risk of investment in its Interest for an indefinite period of time.
(p)    The Company is not under any obligation to register the Interests under any securities laws, and it does not have any present intention to do so, and it understands that there is no established market for the Interests, and it is extremely unlikely that any public or private market will develop.
Section 12.2    Additional Representations and Covenants of Common Member. In addition to the representations, warranties and covenants set forth in Section 12.1, Common Member hereby represents, warrants, covenants, acknowledges and agrees that:
(a)    The true and complete ownership and Control structure of Common Member as of the date hereof is shown on Schedule 12.2(a) and it shall promptly notify Preferred Member of any changes in the ownership structure or Control from what is shown on such schedule.
(b)    As of the date hereof, David J. Carlins serves, and since Common Member’s legal formation, has served, as the manager appointed by Magellan SoBro to the board of managers of Common Member with (i) the right to participate in the management of the business and affairs of Common Member (including with respect to Major Actions (as such term is defined and used in the Common Member Operating Agreement)) and (ii) upon the execution (on the date hereof) of the Completion Guaranty (as such term is defined and used in the Common Member Operating Agreement), the exclusive right to make all decisions (other than with respect to Construction Major Actions (as such term is defined and used in the Common Member Operating Agreement)) on behalf of Common Member in connection with the construction and development of the Property.
(c)    From and after the date hereof, (i) the Common Member Principals shall exclusively Control Magellan SoBro (including with respect to the granting or withholding of all consents, approvals and other decisions required or permitted to be given or made by Magellan SoBro under the Common Member Operating Agreement), (ii) no Persons other than the Common Member Principals, the Giarratana Principal and the Wanxiang Principal shall have any right to directly or indirectly Control Common Member (including with respect to any Major

Actions and Construction Major Actions (as such terms are defined and used in the Common Member Operating Agreement) that Common Member may elect to take (or not take) pursuant to the Common Member Operating Agreement), and (iii) so long as Magellan SoBro continues to be a member of Common Member, (x) no less than 9.83% of the Capital Contributions made (or to be made) by Common Member have been (and shall be) contributed out of the personal funds of the Common Member Principals, their respective family members and/or trusts or other estate planning vehicles for the benefit thereof (collectively), and (y) no less than 9.83% of the beneficial ownership interest in Common Member’s Interest has been (and shall be) vested in the Common Member Principals, their respective family members and/or trusts or other estate planning vehicles for the benefit thereof (collectively).
(d)    At all times during the existence of the Company, either:
(i) one or more of the Common Member Principals shall be (x) actively engaged in the day-to-day business and affairs of the Company (including by conferring on a regular basis with current employees (if any), agents, contractors and sub-contractors of the Company), (y) serving as a manager appointed to the board of managers of Common Member with (A) the right to participate in the management of the business and affairs of Common Member (including with respect to Major Actions (as such term is defined and used in the Common Member Operating Agreement)) and (B) upon the execution (on the date hereof) of the Completion Guaranty (as such term is defined and used in the Common Member Operating Agreement), the exclusive right to make all decisions on behalf of Common Member in connection with the construction and development of the Property (other than with respect to Construction Major Actions (as such term is defined and used in the Common Member Operating Agreement)), or
(ii) the Wanxiang Principal may substitute for the Common Member Principals with respect to paragraph (i) above, so long as (x) if such substitution occurs prior to the full completion of construction and development of the Property and the initial Architect and/or the initial Construction Manager are removed from such capacities, a successor Architect is designated and appointed in accordance with the definition of “Architect” and/or a successor Construction Manager is designated and appointed in accordance with the definition of “Construction Manager,” and (y) if such substitution occurs after the full completion of construction and development of the Property and the initial Property Manager and/or the initial Parking Manager are removed from such capacities, a successor Property Manager is designated and appointed in accordance with the definition of “Property Manager” and/or a successor Parking Manager is designated and appointed in accordance with the definition of “Parking Manager”.
(e)    As an inducement to Preferred Member to enter into this Agreement, Common Member represents and warrants to Preferred Member that the matters set forth in Schedule 12.2(e) are true and correct in all material respects (except to the extent such matters are qualified by materiality or similar qualifiers, in which case such matters are true and correct in all respects as so qualified).
(f)    A true, correct and complete copy of the Common Member Operating Agreement in effect as of the date hereof has been provided to Preferred Member on or prior to the date hereof, and the terms of such agreement shall not be modified in a manner that in any way contradicts or alters the substantive effect of the terms of Sections 12.2(a), 12.2(b), 12.2(c) or 12.2(d) without prior written notice to Preferred Member.
(g)    The representations, warrantees and covenants of the Company made pursuant to Sections 3.1.9, 3.1.21, 3.1.23, 3.1.28, 3.1.29, 3.1.35, 3.1.38, 3.1.39, 4.1.2, 4.1.3, 4.1.6, 4.1.15, 4.1.22 and 4.2.2 of the Senior Loan Agreement are hereby incorporated and restated into this Agreement by reference, mutatis mutandi, with the same effect as though each such representation, warranty and covenant had been made or given for the benefit of Preferred Member on and as of the date hereof.
Section 12.3    Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall (in addition to remedies at law) be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention of this Section 12.3 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in law or in equity.
Section 12.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Company is formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.
Section 12.5    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.
Section 12.6    Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member or Manager at its address (including via electronic mail) or facsimile number shown either in the Company’s books and records or on Schedule 3.1 hereto. Each such notice shall be effective (i) if given by facsimile or electronic mail, upon transmission, (ii) if given by mail, on the fourth (4th) day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid, (iii) if given by overnight courier service, when received and (iv) if given by any other means, when delivered to and receipted for at the address of such Member or Manager specified as aforesaid.
Section 12.7    Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. In addition, the parties may execute this Agreement by telecopy or other facsimile machine or electronic transmission and such facsimile signature or electronic transmission shall be deemed an original.
Section 12.8    Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.
Section 12.9    Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by (a) the Manager, (b) Preferred Member and (c) any Member that is disproportionately and adversely affected by such amendment.
Section 12.10    Waivers. No waiver of any breach of any term of this Agreement shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver of any breach of that term or any other term of the same or different nature shall be construed as a waiver of any subsequent breach of that term of the same or different nature.
Section 12.11    Severability. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but rather the scope or character of such agreement shall be deemed reduced or modified with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to revise the unenforceable provision to as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and enforceable.
Section 12.12    No Partition. The Members hereby waive any right of partition they may have with respect to any assets of the Company, now existing or hereafter acquired.
Section 12.13    Exhibits and Schedules. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement.
Section 12.14    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement; provided, however, that the foregoing shall not be interpreted to diminish in any manner the ability of a Member to enforce any of the rights or remedies afforded to it pursuant to this Agreement or at law.
Section 12.15    Cumulative Remedies; Prevailing Party. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law or otherwise. If any Member seeks to enforce such Member’s rights under this Agreement by legal proceedings or otherwise the non-prevailing party shall be responsible for all costs and expenses in connection therewith, including reasonable attorneys’ fees and witness fees.

Section 12.16    Rules of Construction. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof. This Agreement is not subject to the principle of construing its meaning against the party that drafted it, and each Member acknowledges that it was represented by its own counsel in connection with its negotiation and drafting.
Section 12.17    No Third Party Beneficiaries. No provision of this Agreement (including any obligation of any Member to make Capital Contributions) shall be interpreted as bestowing any rights whatsoever upon any third party.
Section 12.18    Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company (a) not to issue any press release or advertisement or take any similar action concerning the Company without first obtaining consent of each other Member, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that the foregoing shall not include any press release, advertisement or marketing efforts undertaken in compliance with the Budget and Plan and related to the operations of the Property, which may be issued or undertaken (as applicable) by the Manager, the Property Manager or the Parking Manager, (b) not to publicize detailed financial information concerning the Company, and (c) not to disclose the Company’s affairs generally; provided that the foregoing shall not restrict any Member from disclosing information concerning such Member’s investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Member or its Affiliates or to prospective or existing lenders to such Member or its Affiliates or (if such Member is an Affiliate of a publicly traded company) to the public as such Member determines is reasonably necessary or appropriate. Nothing herein shall restrict any Member from disclosing information that: (i) is in the public domain (except where such information entered the public domain in violation of this Section 12.18); (ii) was made available or becomes available to a Member on a non-confidential basis prior to its disclosure by the Company; (iii) was available or becomes available to a Member on a non-confidential basis from a Person other than the Company who is not otherwise bound by a confidentiality agreement with the Company or its representatives, or is not otherwise prohibited from transmitting the information to the Member; (iv) is developed independently by the Member; (v) is required to be disclosed by applicable law (provided that prior to any such required disclosure, the disclosing party shall, to the extent possible, consult with each Member and use commercially reasonable efforts to incorporate any reasonable comments of each Member prior to such disclosure); (vi) is disclosed to any Lender or potential Lender, (vii) is reasonably required to be disclosed to enforce rights and remedies under this Agreement or (viii) is expressly approved in writing by each Member. Notwithstanding anything to the contrary contained in this Agreement (including this Section 12.18), in no event will any announcement, disclosure, press release, advertisement or marketing efforts include or reference the names “NorthStar,” “NRF” or any derivation thereof without the express prior written consent of Preferred Member (which consent may be granted, withheld, conditioned or delayed in Preferred Member’s sole and absolute discretion). The provisions of this Section 12.18 shall survive the termination of the Company.

Section 12.19    Time of the Essence. Time is of the essence as to the parties’ obligations under this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WMG REALTY HOLDING COMPANY LLC, a Delaware limited liability company

By:	/s/ David Carlins
Name: David Carlins
Title: Manager

Acknowledged and agreed for
purposes of Sections 4.10(c)
10.1, 11.2(a) and 11.3:
DJ2 LLC, an Illinois limited liability
Company

By:	/s/ David Carlins
Name: David Carlins
Title: Manager

ELCANO II LLC, an Illinois limited liability
company

By:	/s/ David Carlins
Name: David Carlins
Title:

[Signatures Continue on Following Page]

[Signature Page to LLC Agreement of 205 Demonbreun Realty Holding Company LLC]

QARTH HOLDINGS NT-II, LLC, a Delaware limited liability company

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

[Signature Page to LLC Agreement of 205 Demonbreun Realty Holding Company LLC]